Filed pursuant to Rule 424(b)(3)
Registration No. 333-126985
PROSPECTUS
Holly Energy Partners, L.P.
Holly Energy Finance Corp.
Offer to Exchange up to
$185,000,000 of 6 1/4% Senior Notes due 2015
that have not been registered under the Securities Act of 1933 for
$185,000,000 of 6 1/4% Senior Notes due 2015
that have been registered under the Securities Act of 1933
Terms of the Exchange Offer

•	We are offering to exchange up to $185,000,000 of our outstanding 6 1/4% Senior Notes due 2015 for new notes with substantially identical terms that have been registered under the Securities Act of 1933, which we refer to as the “Securities Act.”

•	We will exchange for an equal principal amount of new notes all outstanding notes that you validly tender and do not validly withdraw before the exchange offer expires.

•	The exchange offer expires at 9:00 a.m., New York City time, on October 21, 2005, unless we decide to extend it. We do not currently intend to extend the exchange offer.

•	Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	The exchange of outstanding notes for new notes should not be a taxable event for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations.”

•	We will not receive any proceeds from the exchange offer.
Terms of the 6 1/4% Senior Notes Offered in the Exchange Offer
Maturity

•	The new notes will mature on March 1, 2015.
Interest

•	Interest on the new notes is payable semi-annually in arrears on March 1 and September 1 of each year, with the next interest payment due on March 1, 2006.

•	Interest on the new notes will accrue from September 1, 2005, the most recent date to which interest has been paid on the outstanding notes.
Redemption

•	We may redeem the new notes, in whole or in part, on or after March 1, 2010 at the redemption prices described in this prospectus. We may redeem the new notes in whole prior to that date pursuant to the make-whole provisions described in this prospectus. See “Description of the New Notes — Optional Redemption.”

•	In addition, prior to March 1, 2008, we may redeem up to 35% of the new notes using the net proceeds of certain equity offerings. See “Description of the New Notes — Optional Redemption.”
Change of Control

•	Upon a change of control, we may be required to repurchase all or a portion of your notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest. See “Description of the New Notes — Change of Control.”
Guarantees

•	If we cannot make payment on the new notes when they are due, certain of our subsidiaries have guaranteed the notes and must make payment instead. The subsidiaries are referred to as the “Guarantors.” See “Description of the New Notes — Note Guarantees.”
Ranking

•	The new notes and the guarantees will be our and the Guarantors’ unsecured senior obligations.

•	The new notes will be guaranteed on a senior basis by the Guarantors. The new notes will rank equally in right of payment to all of our and the Guarantors’ existing and future senior unsecured indebtedness, and will be effectively subordinated in right of payment to all of our and the Guarantors’ existing and future secured debt. See “Description of the New Notes — Brief Description of the Notes and the Guarantees.”

      Please read “Risk Factors” beginning on page 8 for a discussion of factors you should consider before participating in the exchange offer.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     Each broker-dealer that receives the notes for its own account pursuant to this exchange offer must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker dealer in connection with resales of the notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to make this prospectus available for a period of 180 days after the expiration date of this exchange offer to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is September 22, 2005.

      This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. This information is available at the internet website that the SEC maintains at http://www.sec.gov and from other sources. See “Where You Can Find More Information” for a listing of documents we incorporate by reference. These documents are available without charge upon written or oral request directed to Holly Energy Partners, L.P., Attention: Investor Relations, 100 Crescent Court, Suite 1600, Dallas, Texas 75201, (214) 871-3555. To obtain timely delivery, you must request this information no later than October 14, 2005, which is five business days before the expiration of the offer.
      This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). In making your investment decision, you should rely only on the information contained in, or incorporated by reference into, this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus, or the documents incorporated by reference into this prospectus, is accurate as of any date other than the date on the front cover of this prospectus or the date of such document, as the case may be.

PROSPECTUS SUMMARY
      This summary highlights information contained elsewhere in this prospectus or the documents incorporated by reference herein. It does not contain all of the information that you should consider before deciding to participate in the exchange offer. You should carefully consider the information set forth under “Risk Factors” beginning on page 8. References to the “notes” in this prospectus include both the outstanding and the new notes. References in this prospectus to “Holly Energy Partners,” “we,” “our,” “us,” or similar terms refer either to Holly Energy Partners, L.P. or to Holly Energy Partners, L.P. and its subsidiaries collectively, including the co-issuer of the notes, Holly Energy Finance Corp., as the context requires.
Overview
      Holly Energy Partners, L.P. is a Delaware limited partnership engaged principally in the business of operating a system of refined product pipelines and distribution terminals primarily in West Texas, New Mexico, Utah and Arizona. We generate revenues by charging tariffs for transporting intermediate and refined products through our pipelines and by charging fees for terminalling refined products and other hydrocarbons in, and storing and providing other services at, our terminals. We do not take ownership of products that we transport or terminal and therefore we are not directly exposed to changes in commodity prices. We serve Holly Corporation’s refineries in New Mexico and Utah under two pipelines and/or terminals agreements expiring in July 2019 and July 2020 and Alon USA, Inc.’s (“Alon”) Big Spring Refinery under a separate pipelines and terminals agreement expiring in February 2020. We are dedicated to generating stable cash flows and growing our business. Our assets include:

•	Refined Product Pipelines:

•	approximately 949 miles of refined product pipelines, including 340 miles of leased pipelines, that transport gasoline, diesel, and jet fuel from Holly Corporation’s Navajo Refinery in New Mexico and Alon’s Big Spring Refinery in Texas to their customers in the metropolitan and rural areas of Texas, New Mexico, Oklahoma, Arizona, Colorado, Utah and northern Mexico; and

•	a 70% interest in Rio Grande Pipeline Company, a joint venture that owns a 249-mile refined product pipeline, that transports liquid petroleum gases, or LPGs, from West Texas to the Texas/ Mexico border near El Paso for further transport into northern Mexico by shippers other than Holly Corporation.

•	Intermediate Pipelines:

•	two 65-mile parallel pipelines that originate in Lovington, New Mexico and terminate at Holly Corporation’s Artesia refining facility, with an aggregate throughput capacity of 84,000 bpd, which we acquired from Holly Corporation in July 2005.

•	Refined Product Terminals:

•	seven refined product terminals (one of which is 50% owned), located in El Paso, Abilene and Wichita Falls, Texas, Moriarty, Bloomfield and Albuquerque, New Mexico, and Tucson, Arizona, with an aggregate capacity of approximately 2.3 million barrels, that are integrated with our refined product pipeline system;

•	three refined product terminals (two of which are 50% owned), located in Burley and Boise, Idaho, and Spokane, Washington, with an aggregate capacity of approximately 514,000 barrels, that serve third-party common carrier pipelines;

•	one refined product terminal near Mountain Home, Idaho, with a capacity of 120,000 barrels, that serves a nearby United States Air Force Base; and

•	two refined product truck loading racks, one located within Holly Corporation’s Navajo Refinery, that is permitted to load over 40,000 barrels per day (bpd) of light refined products, and one located within Holly Corporation’s Woods Cross Refinery near Salt Lake City, Utah, that is permitted to load over 25,000 bpd of light refined products.

•	Tank Farm:

•	one tank farm in Orla, Texas, with a storage capacity of 135,000 barrels.
      Our executive offices are located at 100 Crescent Court, Suite 1600, Dallas, Texas 75201, and our telephone number is (214) 871-3555.
The Exchange Offer
      On February 28, 2005 and June 28, 2005, we completed private offerings of the outstanding notes. In connection with the private offerings, we entered into registration rights agreements with the initial purchasers pursuant to which we agreed to deliver to you this prospectus and to use our reasonable best efforts to complete the exchange offer on or prior to October 26, 2005. The following is a summary of the exchange offer:

Outstanding Notes	On February 28, 2005, we issued $150,000,000 aggregate principal amount of 6 1/4% Senior Notes due 2015 and on June 28, 2005, we issued an additional $35,000,000 aggregate principal amount of 6 1/4% Senior Notes due 2015.

New Notes	6 1/4% Senior notes due 2015. The terms of the new notes are identical to those of the outstanding notes, except that the transfer restrictions, registration rights and provision for additional interest relating to the outstanding notes do not apply to the new notes.

Exchange Offer	We are offering to exchange new notes for the outstanding notes.

Expiration Date	The exchange offer will expire at 9:00 a.m., New York City time, on October 21, 2005, unless we decide to extend it. We do not currently intend to extend the exchange offer.

Accrued Interest on the New Notes and the Outstanding Notes	The new notes will accrue interest from September 1, 2005, the most recent date to which interest has been paid on the outstanding notes. Holders of outstanding notes that are accepted for exchange will be deemed to have waived the right to receive any further interest payments with respect to such outstanding notes.

Procedures for Tendering Outstanding Notes	To participate in the exchange offer, you must follow procedures established by The Depository Trust Company, or “DTC,” for tendering outstanding notes held in book-entry form. These procedures require that:

• the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message,” which message is transmitted through DTC’s automated tender offer program known as “ATOP”; and

• DTC confirm (i) that it has received your instructions to exchange your outstanding notes and (ii) that you agree to be bound by the terms of the letter of transmittal attached as

Annex A to this prospectus, which will be referred to in this prospectus as the “Letter of Transmittal.”

For more information on tendering your outstanding notes, please refer to the sections in this prospectus entitled “Exchange Offer — Terms of the Exchange Offer” and “— Procedures for Tendering.”

Guaranteed Delivery Procedures	None.

Withdrawal of Tenders	You may withdraw your tender of outstanding notes at any time prior to 9:00 a.m., New York City time, on the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using the ATOP procedures. Please read “Exchange Offer — Withdrawal of Tenders.”

Acceptance of Outstanding Notes and Delivery of New Notes	Subject to the “Condition to the Exchange Offer” discussed below, if you properly tender outstanding notes to us pursuant to the procedures set forth in “Exchange Offer — Procedures for Tendering” and fulfill all conditions of the exchange offer on or before 9:00 a.m. New York City time on the expiration date, we will accept all of such tendered outstanding notes for exchange in the exchange offer. We will promptly deliver the new notes after the expiration date and acceptance of the outstanding notes for exchange. Please refer to the section in this prospectus entitled “Exchange Offer — Terms of the Exchange Offer.”

Condition to the Exchange Offer	The registration rights agreements do not require us to accept outstanding notes for exchange if the exchange offer or the making of any exchange by a holder of the outstanding notes would violate any applicable law or interpretation of the staff of the SEC. A minimum aggregate principal amount of outstanding notes being tendered is not a condition to the exchange offer. We will promptly return to you, without expense after the expiration date, any outstanding notes that we do not accept for exchange.

Fees and Expenses	We will bear all expenses related to the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer — Fees and Expenses.”

Use of Proceeds	The issuance of the new notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under our registration rights agreements.

Consequences of Failure to Exchange Outstanding Notes	If you do not exchange your outstanding notes in this exchange offer, you will no longer be able to require us to register the outstanding notes under the Securities Act except in the limited circumstances provided under our registration rights agreements. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless we have registered the outstanding notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

U.S. Federal Income Tax Considerations	The exchange of new notes for outstanding notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. Please read “U.S. Federal Income Tax Considerations.”

Exchange Agent	We have appointed U.S. Bank National Association as exchange agent for the exchange offer. You should direct questions, requests for assistance and requests for additional copies of this prospectus (including the letter of transmittal) to the exchange agent addressed as follows: U.S. Bank National Association, Corporation Trust Services, Attn. Specialized Finance Department, 60 Livingston Avenue, St. Paul, Minnesota 55107. Eligible institutions may make requests by facsimile at (651) 495-8158.
Terms of the New Notes
      The new notes will be identical to the outstanding notes except that the new notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The new notes will evidence the same debt as the outstanding notes, and the same indenture will govern the new notes and the outstanding notes. We sometimes refer to both the new notes and the outstanding notes as the “notes.”
      The summary below describes the principal terms of the new notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. You should read the full text and more specific details contained elsewhere in this prospectus under the heading “Description of the New Notes.”

Issuers	Holly Energy Partners, L.P. and Holly Energy Finance Corp.

Holly Energy Finance Corp., a Delaware corporation, is wholly-owned subsidiary of Holly Energy Partners organized for the sole purpose of co-issuing the notes. Holly Energy Finance Corp. will not have any operations of any kind and will not have any revenue other than as may be incidental to its activities as a co-issuer of the notes.

Notes Offered	$185 million aggregate principal amount of 6 1/4% senior notes due 2015.

Maturity Date	March 1, 2015.

Interest	6 1/4% per annum, payable semi-annually in arrears on March 1 and September 1 of each year. The next scheduled interest payment date is March 1, 2006.

Guarantees	Initially, all payments with respect to the notes offered hereby (including principal and interest) are jointly and severally, fully and unconditionally guaranteed by all of the issuers’ wholly-owned subsidiaries. In the future, our domestic subsidiaries that guarantee other indebtedness of ours or another subsidiary under a credit agreement must also guarantee the notes offered hereby. The guarantees are also subject to release in certain circumstances.

Ranking	The new notes will be senior unsecured obligations of the issuers and the guarantors and will rank:

• equally in right of payment to any of the issuers’ and the guarantors’ existing and future senior indebtedness, including the outstanding notes;

• senior in right of payment to any of the issuers’ and the guarantors’ future subordinated indebtedness; and

• effectively subordinated to any of the issuers’ and the guarantors’ future secured indebtedness, to the extent of the value of the assets securing such debt.

Optional Redemption	At any time prior to March 1, 2008, we may use the proceeds of certain equity offerings to redeem up to 35% of the aggregate principal amount of the notes at a redemption price equal to 106.25% of the principal amount, plus accrued and unpaid interest to the redemption date.

At any time and from time to time prior to March 1, 2010, we may redeem some or all of the notes at a redemption price equal to 100% of the principal amount plus a make-whole premium, plus accrued and unpaid interest to the redemption date.

In addition, we may redeem some or all of the notes on or after March 1, 2010 at the redemption prices set forth herein, plus accrued and unpaid interest to the redemption date. The redemption prices are described under “Description of the New Notes — Optional Redemption.”

Change of Control	Upon the occurrence of a change of control, we will be required to make an offer to purchase each holder’s notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. See “Description of the New Notes — Repurchase at the Option of Holders — Change of Control.”

Certain Covenants	The indenture governing the notes contains covenants that limit our ability and the ability of our restricted subsidiaries to, among other things:

• incur additional indebtedness;

• make investments;

• sell assets;

• incur certain liens;

• pay distributions or dividends on equity or purchase, redeem or otherwise acquire equity;

• enter into transactions with affiliates; and

• consolidate, merge or sell all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of the New Notes.”

At any time when the notes are rated investment grade by both Moody’s and S&P and no default or event of default has occurred and is continuing under the indenture, we and our restricted subsidiaries will not be subject to many of the foregoing covenants. See “Description of the New Notes — Certain Covenants — Suspension of Covenants”.

Transfer Restrictions; Absence of a Public Market for the Notes	The new notes generally will be freely transferable, but will also be new securities for which there will not initially be a market. There can be no assurance as to the development or liquidity of any market for the new notes.

Form of New Notes	The new notes will be represented by one or more global notes. Each global new note will be deposited with the trustee, as custodian for DTC.

Same-Day Settlement	The global new notes will be shown on, and transfers of the global new notes will be effected only through, records maintained in book-entry form by DTC and its direct and indirect participants.

The new notes are expected to trade in DTC’s Same Day Funds Settlement System until maturity or redemption. Therefore, secondary market trading activity in the new notes will be settled in immediately available funds. Therefore, we cannot assure you as to the development of an active market for the new notes or as to the liquidity of any such market.

Trading	We do not expect to list the new notes for trading on any securities exchange.

Trustee, Registrar and Exchange Agent	U.S. Bank National Association.

Governing Law	The new notes and the indenture relating to the new notes will be governed by, and construed in accordance with, the laws of the State of New York.
Risk Factors
      Please read “Risk Factors” beginning on page 8 of this prospectus for a discussion of certain factors that you should consider before participating in the exchange offer.

DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION
      All statements, other than statements of historical fact, included or incorporated by reference in this prospectus are forward-looking statements, including, but not limited to, statements identified by the words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend” and “forecast,” and similar expressions and statements regarding our business strategy, plans and objectives for future operations. These statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products shipped on our pipelines and/or terminalled in our terminals;

•	the future performance of the intermediate pipelines acquired from Holly Corporation in July 2005 and of the pipelines and terminals acquired from Alon in February 2005;

•	the economic viability of Holly Corporation, Alon and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to successfully purchase and integrate any future acquired operations;

•	the availability and cost of our financing;

•	the possibility of inefficiencies or shutdowns of refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government laws, regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks; and

•	general economic, market or business conditions.
      Other factors described herein, or factors that are unknown or unpredictable, could also have a material adverse effect on future results. Please read “Risk Factors” beginning on page 8 of this prospectus. Except as required by securities laws, we do not intend to update these forward-looking statements and information.

RISK FACTORS
      You should carefully consider the following risk factors together with all of the other information included or incorporated by reference in this prospectus before deciding to participate in the exchange offer. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially and adversely affected.
Risks Related to the Exchange Offer

If you fail to exchange outstanding notes, existing transfer restrictions will remain in effect and the market value of outstanding notes may be adversely affected because they may be more difficult to sell.
      If you fail to exchange outstanding notes for new notes under the exchange offer, then you will continue to be subject to the existing transfer restrictions on the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except in connection with this exchange offer or as required by the registration rights agreements, we do not intend to register resales of the outstanding notes.
      The tender of outstanding notes under the exchange offer will reduce the principal amount of the currently outstanding notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding notes that you continue to hold following completion of the exchange offer.
Risks Inherent in Our Business

We depend upon Holly Corporation and particularly its Navajo Refinery for a majority of our revenues and upon Alon and its Big Spring Refinery for a substantial portion of our other revenues, and if revenues from either of these customers were materially reduced, there would be a material adverse effect on our results of operations and ability to pay interest on, or the principal of, the notes.
      For the six months ended June 30, 2005, Holly Corporation accounted for approximately 49.5% of the revenues of our refined products pipelines and approximately 70.5% of the revenues of our terminals and truck loading racks. For the six months ended June 30, 2005, which includes four months for which our pipelines and terminals agreement with Alon was in effect, Alon accounted for approximately 34.4% of the revenues of our refined products pipelines and approximately 9.4% of the revenues of our terminals and truck loading racks. We expect to continue to derive a substantial portion of our revenues from Holly Corporation and Alon for the foreseeable future. If either Holly Corporation or Alon satisfy only their minimum obligations under our respective pipelines and/or terminals agreements with them or are unable to meet their minimum revenue commitment or minimum volume commitment for any reason, including due to prolonged downtime or a shutdown at the Navajo Refinery, the Woods Cross Refinery or the Big Spring Refinery, our revenues would decline and our ability to pay interest on, or the principal of, the notes would be adversely affected.
      Any significant curtailing of production at either the Navajo Refinery or the Big Spring Refinery could, by reducing throughput in our pipelines, result in our realizing materially lower levels of revenues and cash flow for the duration of the shutdown. Operations at the Navajo Refinery or the Big Spring Refinery could be partially or completely shut down, temporarily or permanently, as the result of:

•	competition from other refineries and pipelines that may be able to supply the end-user markets of either Holly Corporation or Alon on a more cost-effective basis;

•	operational problems such as catastrophic events at the refinery, labor difficulties or environmental proceedings or other litigation that compel the cessation of all or a portion of the operations at the refinery;

•	increasingly stringent environmental laws and regulations, such as the Environmental Protection Agency’s gasoline and diesel sulfur control requirements that limit the concentration of sulfur in motor gasoline and diesel fuel for both on-road and non-road usage as well as various state and federal emission requirements that may affect the refinery itself;

•	an inability to obtain crude oil for the refinery at competitive prices; or

•	a general reduction in demand for refined products in the area due to:

•	a local or national recession or other adverse economic condition that results in lower spending by businesses and consumers on gasoline and diesel fuel;

•	higher gasoline prices due to higher crude oil prices, higher taxes or stricter environmental laws or regulations; or

•	a shift by consumers to more fuel-efficient or alternative fuel vehicles or an increase in fuel economy, whether as a result of technological advances by manufacturers, legislation either mandating or encouraging higher fuel economy or the use of alternative fuel or otherwise.
      The magnitude of the effect on us of any shutdown will depend on the length of the shutdown and the extent of the refinery operations affected by the shutdown. We have no control over the factors that may lead to a shutdown or the measures either Holly Corporation or Alon may take in response to a shutdown. Holly Corporation and Alon make all decisions at the Navajo Refinery and the Big Spring Refinery, respectively, concerning levels of production, regulatory compliance, planned shutdowns of individual process units within the refinery to perform major maintenance activities, also referred to as “refinery turnarounds,” labor relations, environmental remediation and capital expenditures, and are responsible for all related costs, and are under no contractual obligation to us to maintain operations at these refineries.
      Holly Corporation’s obligations under our pipelines and or/terminals agreements with it would be temporarily suspended during the occurrence of a force majeure that renders performance impossible with respect to an asset for at least 30 days. If such an event were to continue for a year, we or Holly Corporation could terminate the applicable pipelines and/or terminals agreement. Our pipelines and terminals agreement with Alon provides that if we are unable to transport our terminal refined products that Alon is prepared to ship, then Alon has the right to reduce its minimum volume commitment to us during the period of interruption. If a force majeure event occurs beyond the control of either of us, we or Alon could terminate the Alon pipelines and terminals agreement after the expiration of certain time periods. The occurrence of any of these events could reduce our revenues and cash flows, and our ability to pay interest on, or principal of, the notes.

We are exposed to the credit risks of our key customers, and any material nonpayment or nonperformance by our key customers could reduce our ability to pay interest on, or the principal of, the notes.
      We are subject to risks of loss resulting from nonpayment or nonperformance by our customers. Any material nonpayment or nonperformance by our key customers, including Holly Corporation and Alon, could reduce our ability to pay interest on, or the principal of, the notes. In addition to revenues that we receive from Holly Corporation and Alon, a subsidiary of BP p.l.c. (“BP”) is the only shipper on the Rio Grande Pipeline, a joint venture in which we own a 70% interest and from which we derived approximately 12.8% of our revenues for the six months ended June 30, 2005.
      If any of our key customers default on their obligations to us, our financial results could be adversely affected. Furthermore, some of our customers may be highly leveraged and subject to their own operating and regulatory risks. Any loss of our key customers, including Holly Corporation, Alon or the BP subsidiary, could reduce our ability to pay interest on, or the principal of, the notes.

We may be unable to make future acquisitions on attractive terms, and potential future acquisitions, if any, may affect our business by substantially increasing the level of our indebtedness and contingent liabilities and increasing our risks of being unable to effectively integrate these new operations.
      We expect to continue to evaluate and, where appropriate, pursue acquisitions of assets and businesses that we believe complement our existing assets and businesses. We cannot assure you that we will be able to identify suitable acquisitions in the future, or that we will be able to purchase or finance any acquisitions on terms that we find acceptable. Additionally, we compete against other companies for acquisitions, and we cannot assure you that we will be successful in the acquisition of any assets or businesses appropriate for our growth strategy.
      Acquisitions may require substantial capital or the incurrence of substantial indebtedness. If we consummate any future acquisitions, our capitalization and results of operations may change significantly, and you will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of our funds and other resources.
      Any acquisition involves potential risks, including, among other things:

•	mistaken assumptions about revenues and costs, including synergies;

•	the assumption of unknown liabilities or known liabilities for which we underestimate the risk;

•	limitations on rights to indemnity from the seller;

•	the diversion of management’s attention from other business concerns;

•	unforeseen difficulties operating in new product areas or new geographic areas; and

•	customer or key employee losses at the acquired businesses.

Competition from other pipelines, including the Longhorn Pipeline, that may be able to supply our shippers’ customers with refined products at a lower price could cause us to reduce our rates or could reduce our revenues.
      We and our shippers face competition from other pipelines that may be able to supply our shippers’ end-user markets with refined products on a more competitive basis. One particular pipeline, the Longhorn Pipeline, could provide significant competition. The Longhorn Pipeline is a common carrier pipeline that is capable of delivering refined products utilizing a direct route from the Texas Gulf Coast to El Paso and, through interconnections with third-party common carrier pipelines, into the Arizona market. If the Longhorn Pipeline operates as currently proposed, it could result in significant downward pressure on wholesale refined product prices and refined product margins in El Paso and related markets. Additionally, the increased supply of refined products from Gulf Coast refiners entering the El Paso and Arizona markets on this pipeline and the likely increase in the demand for shipping product on the interconnecting common carrier pipelines, which are currently capacity constrained, could cause a decline in the demand for refined product from Holly Corporation or Alon. For Holly Corporation, this could ultimately result in a reduction in Holly Corporation’s minimum revenue commitment to us, and while our pipelines and terminals agreement with Alon does not provide for a reduction in its minimum volume commitment obligation in these circumstances, it could reduce our opportunity to earn revenue from Alon in excess of Alon’s minimum volume commitment obligation and our ability to pay interest on, or the principal of, the notes.
      An additional factor that could affect some of Holly Corporation’s and Alon’s markets is excess pipeline capacity from the West Coast into our shippers’ Arizona markets on the pipeline from the West Coast to Phoenix. If refined products become available on the West Coast in excess of demand in that market, additional products could be shipped into our shippers’ Arizona markets with resulting possible downward pressure on refined products prices in these markets.

A material decrease in the supply, or a material increase in the price, of crude oil available to Holly Corporation’s and Alon’s refineries, could materially reduce our ability to pay interest on, or the principal of, the notes.
      The volume of refined products we transport in our refined product pipelines depends on the level of production of refined products from Holly Corporation’s and Alon’s refineries, which, in turn, depends on the availability of attractively-priced crude oil produced in the areas accessible to those refineries. In order to maintain or increase production levels at their refineries, our shippers must continually contract for new crude oil supplies. A material decrease in crude oil production from the fields that supply their refineries, as a result of depressed commodity prices, lack of drilling activity, natural production declines or otherwise, could result in a decline in the volume of crude oil our shippers refine. Such an event would result in an overall decline in volumes of refined products transported through our pipelines and therefore a corresponding reduction in our cash flow. In addition, the future growth of our shippers’ operations will depend in part upon whether they can contract for additional supplies of crude oil at a greater rate than the rate of natural decline in their currently connected supplies.
      Fluctuations in crude oil prices can greatly affect production rates and investments by third parties in the development of new oil reserves. Drilling activity generally decreases as crude oil prices decrease. We and our shippers have no control over the level of drilling activity in the areas of operations, the amount of reserves underlying the wells and the rate at which production from a well will decline or producers or their production decisions, which are affected by, among other things, prevailing and projected energy prices, demand for hydrocarbons, geological considerations, governmental regulation and the availability and cost of capital. Similarly, if there were a material increase in the price of crude oil supplied to our shippers’ refineries without an increase in the value of the products produced by the refineries, either temporary or permanent, which caused a reduction in the production of refined products at the refineries, this would cause a reduction in the volumes of refined products we transport and our cash flow and could adversely affect our ability to pay interest on, or the principal of, the notes.

We may not be able to retain existing customers or acquire new customers, which could reduce our ability to pay interest on, or the principal of, the notes.
      The renewal or replacement of existing contracts with our customers at rates sufficient to maintain current revenues and cash flows depends on a number of factors outside our control, including competition from other pipelines and the demand for refined products in the markets that we serve. Alon’s obligations to lease capacity on the Artesia-Orla-El Paso pipeline have remaining terms ranging from three to six years. BP’s agreement to ship on the Rio Grande Pipeline expires in 2007. If we are unable to renew or replace our current contracts as they expire, our ability to pay interest on, or the principal of, the notes could be adversely affected.

Our operations are subject to federal, state and local laws and regulations relating to environmental protection and operational safety that could require us to make substantial expenditures.
      Our pipelines and terminal operations are subject to increasingly strict environmental and safety laws and regulations. The transportation and storage of refined products produces a risk that refined products and other hydrocarbons may be suddenly or gradually released into the environment, potentially causing substantial expenditures for a response action, significant government penalties, liability to government agencies for natural resources damages, personal injury or property damages to private parties and significant business interruption. We own or lease a number of properties that have been used to store or distribute refined products for many years. Many of these properties, such as recently acquired assets from Holly Corporation and Alon, have also been operated by third parties whose handling, disposal, or release of hydrocarbons and other wastes were not under our control. If we were to incur a significant liability pursuant to environmental laws or regulations, it could have a material adverse effect on our financial position and our ability to pay interest on, or the principal of, the notes.

Our operations are subject to operational hazards and unforeseen interruptions for which we may not be adequately insured.
      Our operations are subject to operational hazards and unforeseen interruptions such as natural disasters, adverse weather, accidents, fires, explosions, hazardous materials releases, mechanical failures and other events beyond our control. These events might result in a loss of equipment or life, injury or extensive property damage, as well as an interruption in our operations. We may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of market conditions, premiums and deductibles for certain of our insurance policies have increased substantially, and could escalate further. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. For example, our insurance carriers require broad exclusions for losses due to terrorist acts. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our financial position.

Any reduction in the capacity of, or the allocations to, our shippers in interconnecting, third-party pipelines could cause a reduction of volumes transported in our pipelines and through our terminals, which could reduce our ability to pay interest on, or the principal of, the notes.
      Holly Corporation, Alon and the other users of our pipelines and terminals are dependent upon connections to third-party pipelines to receive and deliver crude oil and refined products. Any reduction of capacities of these interconnecting pipelines due to testing, line repair, reduced operating pressures, or other causes could result in reduced volumes transported in our pipelines or through our terminals. Similarly, if additional shippers begin transporting volumes of refined products over interconnecting pipelines, the allocations to existing shippers in these pipelines would be reduced, which could also reduce volumes transported in our pipelines or through our terminals. For example, the common carrier pipelines used by Holly Corporation to serve the Arizona and Albuquerque markets are currently operated at or near capacity and are subject to proration. As a result, the volumes of refined product Holly Corporation and other shippers have been able to deliver to these markets have been limited. The flow of additional products into El Paso for shipment to Arizona, either as a result of the operation of the Longhorn Pipeline or otherwise, could further exacerbate such constraints on deliveries to Arizona. Any reduction in volumes transported in our pipelines or through our terminals would adversely affect our revenues and could adversely affect our ability to pay interest on, or the principal of, the notes.

If our assumptions concerning population growth are inaccurate or if Holly Corporation’s growth strategy is not successful, our ability to grow may be adversely affected.
      Our growth strategy is dependent upon:

•	the accuracy of our assumption that many of the markets that we serve in the Southwestern and Rocky Mountain regions of the United States will experience population growth that is higher than the national average; and

•	the willingness and ability of Holly Corporation to capture a share of this additional demand in its existing markets and to identify and penetrate new markets in the Southwestern and Rocky Mountain regions of the United States.
      If our assumptions about growth in market demand prove incorrect, Holly Corporation may not have any incentive to increase refinery capacity and production or shift additional throughput to our pipelines, which would adversely affect our growth strategy. Furthermore, Holly Corporation is under no obligation to pursue a growth strategy. If Holly Corporation chooses not to, or is unable to, gain additional customers in new or existing markets in the Southwestern and Rocky Mountain regions of the United States, our growth strategy would be adversely affected. Moreover, Holly Corporation may not make acquisitions that would provide acquisition opportunities to us, or if those opportunities arose, they may not be on terms attractive to us. Finally, Holly Corporation also will be subject to integration risks with respect to any new acquisitions it chooses to make.

Growing our business by constructing new pipelines and terminals, or expanding existing ones, subjects us to construction risks.
      One of the ways we may grow our business is through the construction of new pipelines and terminals or the expansion of existing ones. The construction of a new pipeline or the expansion of an existing pipeline, by adding horsepower or pump stations or by adding a second pipeline along an existing pipeline, involves numerous regulatory, environmental, political and legal uncertainties, most of which are beyond our control. These projects may not be completed on schedule or at all or at the budgeted cost. In addition, our revenues may not increase immediately upon the expenditure of funds on a particular project. For instance, if we build a new pipeline, the construction will occur over an extended period of time and we will not receive any material increases in revenues until after completion of the project. Moreover, we may construct facilities to capture anticipated future growth in demand for refined products in a region in which such growth does not materialize. As a result, new facilities may not be able to attract enough throughput to achieve our expected investment return, which could adversely affect our results of operations and financial condition and could affect our ability to pay interest on, or the principal of, the notes.

Rate regulation may not allow us to recover the full amount of increases in our costs.
      The primary rate-making methodology of the Federal Energy Regulatory Commission, or FERC, is price indexing. We use this methodology in all of our interstate markets. The indexing method allows a pipeline to increase its rates by a percentage equal to the change in the producer price index for finished goods. If the index falls, we will be required to reduce our rates that are based on the FERC’s price indexing methodology if they exceed the new maximum allowable rate. In addition, changes in the index might not be large enough to fully reflect actual increases in our costs. The FERC’s rate-making methodologies may limit our ability to set rates based on our true costs or may delay the use of rates that reflect increased costs. Any of the foregoing would adversely affect our revenues and cash flow and could affect our ability to pay interest on, or the principal of, the notes.
      If our interstate or intrastate tariff rates are successfully challenged, we could be required to reduce our tariff rates, which would reduce our revenues and our ability to pay interest on, or the principal of, the notes.
      Under the Energy Policy Act adopted in 1992, our interstate pipeline rates were deemed just and reasonable or “grandfathered.” As that Act applies to our rates, a person challenging a grandfathered rate must, as a threshold matter, establish that a substantial change has occurred since the date of enactment of the Act, in either the economic circumstances or the nature of the service that formed the basis for the rate. If the FERC were to find a substantial change in circumstances, then our existing rates could be subject to detailed review. If our rates were found to be in excess of levels justified by our cost of service the FERC could order us to reduce our rates. In addition, a state commission could also investigate our intrastate rates or our terms and conditions of service on its own initiative or at the urging of a shipper or other interested party. If a state commission found that our rates exceeded levels justified by our cost of service, the state commission could order us to reduce our rates. Any such reductions would result in lower revenues and cash flows and would reduce our ability to pay interest on, or the principal of, the notes.
      Holly Corporation and Alon have agreed not to challenge, or to cause others to challenge or assist others in challenging, our tariff rates in effect during the terms of their respective pipelines and terminals agreements. These agreements do not prevent other current or future shippers from challenging our tariff rates. If any party successfully challenges our tariff rates, the effect would be to reduce our ability to pay interest on, or the principal of, the notes.

Potential changes to current petroleum pipeline rate-making methods and procedures may impact the federal and state regulations under which we will operate in the future.
      If the FERC’s petroleum pipeline rate-making methodology changes, the new methodology could result in tariffs that generate lower revenues and cash flow and adversely affect our ability to pay interest on, or the principal of, the notes.

Our pipeline operations are subject to FERC rate-making principles that could have an adverse impact on our ability to recover the full cost of operating our pipeline facilities and our ability to pay interest on, or the principal of, the notes.
      In a decision last year involving an oil pipeline limited partnership, BP West Coast Products, LLC v. FERC, the United States Court of Appeals for the District of Columbia Circuit vacated FERC’s Lakehead policy. Under that policy, the FERC allowed an oil pipeline limited partnership to include in its cost of service an income tax allowance only to the extent that its unitholders were corporations subject to income tax. In May 2005, the FERC issued a statement of general policy regarding income tax allowances, stating that a pipeline organized as a tax pass-through entity may include in its cost of service-based rates an income tax allowance to reflect actual or potential tax liability on its public utility income attributable to all entities or individuals owning public utility assets, if the pipeline proves that the ultimate owner of the interest has an actual or potential income tax liability on such income. The FERC also stated that whether a pipeline’s owners have such actual or potential income tax liability will be reviewed by the FERC on a case-by-case basis. In June 2005, the FERC issued an order on remand of BP West Coast, which, in part, applied its new policy on income tax allowance. Although the new policy affords pipelines that are organized as pass-through entities an opportunity to recover a tax allowance, the FERC has not indicated what evidence is required to establish such actual or legal income tax liability for all owners. In August 2005, the FERC dismissed requests for rehearing of its new tax allowance policy. In addition, multiple petitions for review of the FERC’s application of its new tax allowance policy on remand of the BP West Coast decision have been filed at the United States Court of Appeals for the District of Columbia Circuit. Further, application of the FERC’s policy statement in individual cases may be subject to further FERC action or review in the appropriate Court of Appeals. Therefore, the ultimate outcome of these proceedings is not certain and could result in changes to the FERC’s treatment of income tax allowances in cost of service. If we were to file for a cost of service-based rate increase above the applicable indexing level for a given year, we would be permitted to include an income tax allowance in such rates only to the extent we could show, pursuant to the new policy’s standard, that the ultimate owners of our units have actual or potential income tax liability on our income. If the FERC were to disallow a substantial portion of our income tax allowance, it is likely that the maximum rates that could be charged could decrease from current levels.

Terrorist attacks, and the threat of terrorist attacks, have resulted in increased costs to our business. Continued hostilities in the Middle East or other sustained military campaigns may adversely impact our results of operations and could affect our ability to pay interest on, or the principal of, the notes.
      The long-term impact of terrorist attacks, such as the attacks that occurred on September 11, 2001, and the threat of future terrorist attacks, on the energy transportation industry in general, and on us in particular, is not known at this time. Increased security measures taken by us as a precaution against possible terrorist attacks have resulted in increased costs to our business. Uncertainty surrounding continued hostilities in the Middle East or other sustained military campaigns may affect our operations in unpredictable ways, including disruptions of crude oil supplies and markets for refined products, and the possibility that infrastructure facilities could be direct targets of, or indirect casualties of, an act of terror.
      Changes in the insurance markets attributable to terrorist attacks may make certain types of insurance more difficult for us to obtain. Moreover, the insurance that may be available to us may be significantly more expensive than our existing insurance coverage. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital including our ability to repay or refinance the notes at maturity.

Risks Related to our Ownership Structure

Holly Corporation and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests.
      Holly Corporation indirectly owns the 2% general partner interest and a 43% limited partner interest in us and owns and controls our general partner. Conflicts of interest may arise between Holly Corporation and its affiliates, including our general partner, on the one hand, and us, on the other hand. As a result of these conflicts, the general partner may favor its own interests and the interests of its affiliates over our interests. These conflicts include, among others, the following situations:

•	Holly Corporation, as a shipper on our pipelines, has an economic incentive not to cause us to seek higher tariff rates or terminalling fees, even if such higher rates or terminalling fees would reflect rates that could be obtained in arm’s-length, third-party transactions;

•	neither our partnership agreement nor any other agreement requires Holly Corporation to pursue a business strategy that favors us or utilizes our assets, including whether to increase or decrease refinery production, whether to shut down or reconfigure a refinery, or what markets to pursue or grow. Holly Corporation’s directors and officers have a fiduciary duty to make these decisions in the best interests of the stockholders of Holly Corporation;

•	our general partner is allowed to take into account the interests of parties other than us, such as Holly Corporation, in resolving conflicts of interest;

•	our general partner determines which costs incurred by Holly Corporation and its affiliates are reimbursable by us;

•	our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf;

•	our general partner determines the amount and timing of our asset purchases and sales, capital expenditures and borrowings, each of which can affect the amount of cash available to pay interest on, and the principal of, the notes; and

•	our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates, including the pipelines and terminals agreement with Holly Corporation.

Cost reimbursements, which will be determined by our general partner, and fees due our general partner and its affiliates for services provided are substantial.
      For three years commencing July 13, 2004, the closing date of our initial public offering, we are obligated to pay Holly Corporation an administrative fee of $2.0 million per year for the provision by Holly Corporation or its affiliates of various general and administrative services for our benefit. The administrative fee may increase on the second and third anniversaries of the closing date of our initial public offering by the greater of 5% or the percentage increase in the consumer price index and may also increase if we make an acquisition that requires an increase in the level of general and administrative services that we receive from Holly Corporation or its affiliates. In addition, our general partner and its affiliates are entitled to reimbursement for all other expenses they incur on our behalf, including the salaries of and the cost of employee benefits for employees of Holly Logistic Services, L.L.C. who provide services to us. Our general partner has sole discretion to determine the amount of these expenses. Our general partner and its affiliates also may provide us other services for which we are charged fees as determined by our general partner.

Holly Corporation and its affiliates may engage in limited competition with us.
      Holly Corporation and its affiliates may engage in limited competition with us. Pursuant to the omnibus agreement, Holly Corporation and its affiliates agreed not to engage in the business of operating intermediate or refined product pipelines or terminals, crude oil pipelines or terminals, truck racks or crude oil gathering systems in the continental United States. The omnibus agreement, however, does not apply to:

•	any business operated by Holly Corporation or any of its subsidiaries at the closing of our initial public offering;

•	any crude oil pipeline or gathering system acquired or constructed by Holly Corporation or any of its subsidiaries that is physically interconnected to Holly Corporation’s refining facilities;

•	any business or asset that Holly Corporation or any of it subsidiaries acquires or constructs that has a fair market value or construction cost of less than $5.0 million; and

•	any business or asset that Holly Corporation or any of its subsidiaries acquires or constructs that has a fair market value or construction cost of $5.0 million or more if we have been offered the opportunity to purchase the business or asset at fair market value, and we decline to do so with the concurrence of our conflicts committee.
      In the event that Holly Corporation or its affiliates no longer control our partnership or there is a change of control of Holly Corporation, the non-competition provisions of the omnibus agreement will terminate.

If the IRS were to treat us as a corporation or if we were to become subject to entity-level taxation for state tax purposes, then our cash available to service the notes or repay them at maturity could be substantially reduced.
      For federal income tax purposes, we take the position that we are a partnership that is not subject to federal income tax. If we were treated as a corporation, we would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35%. In that case, our cash available to service the notes or repay them at maturity would be substantially reduced. We have not requested any ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes. The IRS may adopt a position that differs from our tax reporting and it may be necessary to resort to court or administrative proceedings to resolve the issue.
      Current law may change, causing us to be treated as a corporation for federal income tax purposes or otherwise subjecting us to entity-level taxation. For example, because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. If any state were to impose a tax upon us as an entity, the cash available to service the notes or repay them at maturity could be substantially reduced.
Risks Relating to the Notes

Our partnership agreement limits our ability to accumulate cash, which may limit cash available to service the notes or to repay them at maturity.
      Our partnership agreement requires us to distribute on a quarterly basis, 100% of our available cash to our unitholders of record and our general partner. Available cash is generally all of our cash on hand at the end of each quarter, after payment of fees and expenses and the establishment of cash reserves by our general partner. Our general partner determines the amount and timing of cash distributions and has broad discretion to establish and make additions to our reserves or the reserves of our operating subsidiaries in amounts our general partner determines to be necessary or appropriate:

•	to provide for the proper conduct of our business and the businesses of our operating subsidiaries (including reserves for future capital expenditures and for our anticipated future credit needs);

•	to provide funds for distributions to our unitholders and our general partner for any one or more of the next four calendar quarters; or

•	to comply with applicable law or any of our loan or other agreements.

      Depending on the timing and amount of our cash distributions to unitholders and because we are not required to accumulate cash for the purpose of meeting obligations to holders of any notes, such distributions could significantly reduce the cash available to us in subsequent periods to make payments on the notes.

Your right to receive payments on the notes is effectively subordinated to the rights of our existing and future secured creditors. Further, the guarantees of these notes are effectively subordinated to all our guarantors’ existing and future secured indebtedness.
      The notes are effectively subordinated to claims of our secured creditors and the guarantees are effectively subordinated to the claims of our secured creditors as well as the secured creditors of our subsidiary guarantors. Additionally, in connection with the Alon transaction and the intermediate pipelines transaction with Holly Corporation, we granted each of Alon and Holly Corporation a mortgage on the pipelines and/or terminals we acquired from them that secures certain of their rights under the applicable pipelines and/or terminals agreement and gives each of them the ability, in the event of our default under the applicable pipelines and terminals agreement, to enter our property and operate the pipelines and terminals that we acquired from them. In the event of any distribution or sale of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.
      Although all of our wholly-owned subsidiaries, other than Holly Energy Finance Corp., the co-issuer of the notes, initially guaranteed the notes, in the future, under certain circumstances, the guarantees are subject to release and we may have subsidiaries that are not guarantors. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

Not all of our subsidiaries guarantee the notes. Your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.
      All of our subsidiaries that guarantee indebtedness under our revolving credit agreement guarantee the notes. Initially, all of our subsidiaries other than Rio Grande Pipeline Company have guaranteed the indebtedness under our revolving credit agreement. In the event of a bankruptcy, liquidation or reorganization of Rio Grande Pipeline Company, holders of its indebtedness and its trade creditors will generally be entitled to payment of their claims from the assets of Rio Grande Pipeline Company before any assets are made available for distribution to us.
      As of June 30, 2005, the notes are effectively junior to $0.7 million of indebtedness and other liabilities (including trade payables) of Rio Grande Pipeline Company. Rio Grande Pipeline Company generated 13% of our revenues for the six months ended June 30, 2005 and held 14% of our consolidated assets as of June 30, 2005.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.
      Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

      We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our revolving credit agreement or otherwise in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these notes on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our revolving credit agreement and these notes, on commercially reasonable terms or at all.

Our leverage may limit our ability to borrow additional funds, comply with the terms of our indebtedness or capitalize on business opportunities.
      As of June 30, 2005, our total principal amount of outstanding long-term debt, including current maturities, was $185 million. Various limitations in our revolving credit agreement and the indenture for the notes may reduce our ability to incur additional debt, to engage in some transactions and to capitalize on business opportunities. Any subsequent refinancing of our current indebtedness or any new indebtedness could have similar or greater restrictions.
      Our leverage could have important consequences to investors in the notes. We will require substantial cash flow to meet our payment obligations with respect to the notes and our other indebtedness. Our ability to make scheduled payments, to refinance our obligations with respect to our indebtedness or our ability to obtain additional financing in the future will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors. We believe that we will have sufficient cash flow from operations and available borrowings under our revolving credit agreement to service our indebtedness. However, a significant downturn in our business or other development adversely affecting our cash flow could materially impair our ability to service our indebtedness. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to refinance all or a portion of our debt or sell assets. We cannot assure you that we would be able to refinance our existing indebtedness or sell assets on terms that are commercially reasonable.
      The instruments governing our debt contain restrictive covenants that may prevent us from engaging in certain beneficial transactions. The agreements governing our debt generally require us to comply with various affirmative and negative covenants including the maintenance of certain financial ratios and restrictions on incurring additional debt, entering into mergers, consolidations and sales of assets, making investments and granting liens. Additionally, (1) our contribution agreement with Alon restricts us from selling the pipelines and terminals we acquired from Alon and from prepaying more than $30 million of the $150 million principal amount of the outstanding notes issued on February 28, 2005 for ten years, subject to certain limited exceptions, and (2) our purchase agreement with Holly Corporation for the intermediate pipelines restricts us from selling the intermediate pipelines and from prepaying any of the $35 million principal amount of the outstanding notes issued on June 28, 2005 for ten years, subject to certain limited exceptions. Our leverage may adversely affect our ability to fund future working capital, capital expenditures and other general partnership requirements, future acquisition, construction or development activities, or to otherwise fully realize the value of our assets and opportunities because of the need to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness or to comply with any restrictive terms of our indebtedness. Our leverage may also make our results of operations more susceptible to adverse economic and industry conditions by limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate and may place us at a competitive disadvantage as compared to our competitors that have less debt.

Many of the covenants in the indenture will terminate if the notes are rated investment grade by each of Moody’s and Standard & Poor’s.
      Many of the covenants in the indenture governing the notes will no longer apply to us if the notes are rated investment grade by Moody’s and Standard & Poor’s, provided at such time no default has occurred and is continuing. These covenants will restrict, among other things, our ability to pay distributions, incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain these ratings. However, termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. See “Description of the New Notes — Certain Covenants — Suspension of Covenants.”

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.
      Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee and was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.
      In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability, including contingent liabilities, on its existing debts, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We may not be able to repurchase the notes upon certain change of control events.
      Upon the occurrence of specific change of control events affecting us, you will have the right to require us to repurchase the notes at 101% of their principal amount, plus accrued and unpaid interest to the date of payment. Our ability to repurchase the notes upon such a change of control event would be limited by our access to funds at the time of the repurchase and the terms of our other debt agreements and our contribution agreement with Alon and purchase agreement with Holly Corporation for the intermediate pipelines. Upon a change of control event, we may be required immediately to repay the outstanding principal, any accrued interest on and any other amounts owed by us under our credit facilities, the notes and other outstanding indebtedness. The source of funds for these repayments would be our available cash or cash generated from other sources. However, we cannot assure you that we will have sufficient funds available upon a change of control event to fund any required repurchases of this outstanding indebtedness and to pay damages under other agreements. In addition, certain important partnership events, such as leveraged recapitalizations, that would increase the level of our indebtedness would not constitute a “change of control” under the indenture. See “Description of the New Notes — Repurchase at the Option of Holders — Change of Control.”

Your ability to transfer the new notes may be limited by the absence of a trading market.
      The new notes will be new securities for which currently there is no trading market. We do not currently intend to apply for listing of the new notes on any securities exchange. Although certain of the initial purchasers have informed us that they currently intend to make a market in the new notes, they are not obligated to do so and may discontinue any such market-making at any time without notice.
      The liquidity of any market for the new notes will depend upon various factors, including:

•	the number of holders of those notes;

•	the interest of securities dealers in making a market in those notes;

•	the overall market for high yield securities;

•	our financial performance or prospects; and

•	the prospects for companies in our industry generally.
      Accordingly, we cannot assure you that a market or liquidity will develop for the new notes.
      Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. We cannot assure you that the market for the notes, if any, will not be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the notes.
EXCHANGE OFFER
Purpose and Effect of the Exchange Offer
      On February 28, 2005, we originally sold $150,000,000 in aggregate principal amount of the outstanding notes in a private placement transaction exempt from registration pursuant to Section 4(2) of the Securities Act and Rule 144A thereunder. On June 28, 2005, we sold an additional $35,000,000 in aggregate principal amount of the outstanding notes in a private placement transaction also exempt from registration pursuant to Section 4(2) of the Securities Act.
      In connection with the issuance of the outstanding notes, we entered into two registration rights agreements. Under these registration rights agreements, we agreed to:

•	file a registration statement with the SEC on or prior to July 28, 2005 with respect to a registered offer to exchange each outstanding note for a new note having terms identical in all material respects to such note except that the new note will not contain terms with respect to transfer restrictions, registration rights or liquidated damages;

•	use commercially reasonable efforts to cause the registration statement to be declared effective on or prior to September 26, 2005;

•	upon effectiveness of the registration statement, offer the new notes in exchange for surrender of the outstanding notes;

•	keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date that notice of the exchange offer is mailed to the holders of the outstanding notes; and

•	use commercially reasonable efforts to consummate the exchange offer on or prior to October 26, 2005.
      We have fulfilled the agreement described in the first preceding bullet point and are now offering eligible holders of the outstanding notes the opportunity to exchange their outstanding notes for new notes registered under the Securities Act.

Resale of New Notes
      Based on no action letters of the SEC staff issued to third parties, we believe that new notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	such new notes are acquired in the ordinary course of your business; and

•	you do not intend to participate in a distribution of the new notes.
      Holders of outstanding notes who are our “affiliates” are not eligible to participate in the exchange offer and will continue to hold outstanding notes subsequent to the exchange offer.
      The SEC, however, has not considered the exchange offer for the new notes in the context of a no action letter, and the SEC may not make a similar determination as in the no action letters issued to these third parties.
      If you tender in the exchange offer with the intention of participating in any manner in a distribution of the new notes, you

•	cannot rely on such interpretations by the SEC staff; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.
      Unless an exemption from registration is otherwise available, any securityholder intending to distribute new notes should be covered by an effective registration statement under the Securities Act. The registration statement should contain the selling securityholder’s information required by Item 507 of Regulation S-K under the Securities Act.
      This prospectus may be used for an offer to resell, resale or other retransfer of new notes only as specifically described in this prospectus. Failure to comply with the registration and prospectus delivery requirements by a holder subject to these requirements could result in that holder incurring liability for which it is not indemnified by us. If you are a broker-dealer, you may participate in the exchange offer only if you acquired the outstanding notes as a result of market-making activities or other trading activities. Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the new notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of new notes.
Terms of the Exchange Offer
      Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to 9:00 a.m. New York City time on the expiration date. We will issue new notes in principal amount equal to the principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only for new notes and only in integral multiples of $1,000.
      The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.
      As of the date of this prospectus, $185,000,000 in aggregate principal amount of 6 1/4% Senior Notes due 2015 are outstanding. This prospectus is being sent to DTC, the sole registered holder of the outstanding notes, and to all persons that we can identify as beneficial owners of the outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.
      We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreements, the applicable requirements of the Securities Act and the Exchange Act of 1934 (the

“Exchange Act”) and the rules and regulations of the SEC. Outstanding notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These outstanding notes will be entitled to the rights and benefits such holders have under the indenture relating to the notes and the registration rights agreement.
      We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.
      If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section titled “— Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.
      We will promptly return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder after the expiration or termination of the exchange offer.
Expiration Date
      The exchange offer will expire at 9:00 a.m., New York City time, on October 21, 2005, unless, in our sole discretion, we extend it.
Extensions, Delays in Acceptance, Termination or Amendment
      We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may elect to accept or not accept them for exchange.
      In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension by press release no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.
      If any of the conditions described below under “— Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion, to:

•	delay accepting for exchange any outstanding notes prior to the termination of the exchange offer;

•	extend the exchange offer; or

•	terminate the exchange offer;
by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreements, we also reserve the right to amend the terms of the exchange offer in any manner.
      Any such delay in acceptance, extension, termination or amendment will be promptly followed by notice thereof to the registered holders of outstanding notes by means of a press release. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement or a post-effective amendment. The supplement will be distributed to the registered holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if necessary so that at least five business days remain after the date of such prospectus supplement or post-effective amendment.

Conditions to the Exchange Offer
      We will not be required to accept for exchange, or exchange any new notes for, any outstanding notes if the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or the interpretations of the staff of the SEC contained in no-action letters issued to third parties in Exxon Holdings Corp., SEC No-Action Letter (available May 13, 1988), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993). Similarly, we may terminate the exchange offer as provided in this prospectus before accepting outstanding notes for exchange in the event of such a potential violation.
      In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us the representations described under “— Purpose and Effect of the Exchange Offer,” “— Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act.
      We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will promptly give oral or written notice of any amendment, non-acceptance or termination and written notice of any extension to the holders of the outstanding notes.
      These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time prior to or on the expiration of the exchange offer in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.
      In addition, we will not accept for exchange any outstanding notes tendered, and will not issue new notes in exchange for any such outstanding notes, if at such time any stop order has been threatened or is in effect with respect to (1) the registration statement of which this prospectus constitutes a part or (2) the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.
Procedures for Tendering
      In order to participate in the exchange offer, you must properly tender your outstanding notes to the exchange agent as described below. It is your responsibility to properly tender your notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.
      If you have any questions or need help in exchanging your notes, please contact the exchange agent, whose address and telephone number are provided in the letter of transmittal included as Annex A to this prospectus.
      All of the outstanding notes were issued in book-entry form, and all of the outstanding notes are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the outstanding notes may be tendered using the Automated Tender Offer Program (“ATOP”) instituted by DTC. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their outstanding notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender outstanding notes and that the participant agrees to be bound by the terms of the letter of transmittal.
      By using the ATOP procedures to exchange outstanding notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.
      There is no procedure for guaranteed late delivery of the notes.

Determinations Under the Exchange Offer
      We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

When We Will Issue New Notes
      In all cases, we will issue new notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	a book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Outstanding Notes Not Accepted or Exchanged
      If we do not accept any tendered outstanding notes for exchange or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to their tendering holder. Such non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Your Representations to Us
      By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any new notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

•	you are not engaged in and do not intend to engage in the distribution of the new notes;

•	if you are a broker-dealer that will receive new notes for your own account in exchange for outstanding notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such new notes; and

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act.
Withdrawal of Tenders
      Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 9:00 a.m., New York City time, on the expiration date. For a withdrawal to be effective you must comply with the appropriate procedures of DTC’s ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn outstanding notes and otherwise comply with the procedures of DTC.
      We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.
      Any outstanding notes that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following the procedures described under “— Procedures for Tendering” above at any time prior to 9:00 a.m., New York City time, on the expiration date.
Fees and Expenses
      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.
      We have not retained any dealer manager in connection with the exchange offer and will not make any payments to broker dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out of pocket expenses.
      We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.
Transfer Taxes
      We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.
Consequences of Failure to Exchange
      If you do not exchange new notes for your outstanding notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the outstanding notes. In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from the registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the outstanding notes under the Securities Act.
Accounting Treatment
      We will record the new notes in our accounting records at the same carrying value as the outstanding notes. This carrying value is the aggregate principal amount of the outstanding notes less any bond discount and increased or decreased for any market valuation adjustment on the $60 million principal amount of the outstanding notes hedged under SFAS 133, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other
      Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.
      We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.
USE OF PROCEEDS
      The exchange offer is intended to satisfy our obligations under the registration rights agreements. We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive outstanding notes in a like principal amount. The form and terms of the new notes are identical in all respects to the form and terms of the outstanding notes, except the new notes do not include restrictions on transfer, registration rights or provisions for liquidated damages. Outstanding notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in our outstanding indebtedness.
RATIO OF EARNINGS TO FIXED CHARGES
      For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income tax expense before deducting fixed charges. Fixed charges include interest and 30% of rental expense, which is the portion deemed to be interest. Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Navajo Pipeline Co., L.P. (Predecessor)					Holly Energy
	and Holly Energy Partners, L.P.					Partners, L.P.

						Six Months
	Year Ended December 31,					Ended
						June 30,
	2000	2001	2002	2003	2004	2005(1)

Ratio of Earnings to Fixed Charges	2.7	1.9	2.5	1.3	16.1	4.0

(1)	The ratio of earnings to fixed charges for the six months ended June 30, 2005 only includes earnings from our recently acquired Alon operations and interest on $150 million of the outstanding notes from February 28, 2005, when such operations were acquired and such notes were issued and interest on an additional $35 million of the outstanding notes from June 28, 2005, when such additional outstanding notes were issued.
DESCRIPTION OF THE NEW NOTES
      You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” In this description, the word “Holly Energy Partners” refers only to Holly Energy Partners, L.P. and not to any of its subsidiaries, the term “Finance Corp.” refers to Holly Energy Finance Corp. and the term “Issuers” refers to Holly Energy Partners and Finance Corp.
      The Issuers will issue the new notes, and the outstanding notes were issued, under an indenture (such indenture and any supplements thereto, the “Indenture”) among themselves, the Guarantors and U.S. Bank National Association, as trustee. The terms of the new notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.
      The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the notes. Copies of the Indenture are available as set forth below under “Where You Can Find More Information.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Indenture.
      The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.
      If the exchange offer contemplated by this prospectus is consummated, holders of outstanding notes who do not exchange those notes for new notes in the Exchange Offer will vote together with holders of new notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders thereunder (including acceleration following an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the Indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any outstanding notes that remain outstanding after the Exchange Offer will be aggregated with the new notes, and the holders of such outstanding notes and the new notes will vote together as a single series for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the notes outstanding shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentages in aggregate principal amount of the outstanding notes and the new notes outstanding.
Brief Description of the Notes and the Guarantees

The Notes
      The notes are:

•	general unsecured obligations of the Issuers;

•	pari passu in right of payment with all existing and future unsecured senior Indebtedness of the Issuers;

•	senior in right of payment to any future subordinated Indebtedness of the Issuers; and

•	unconditionally guaranteed by the Guarantors.
      However, the notes are effectively subordinated to all secured Indebtedness under the Credit Agreement, which is secured by substantially all of the assets of the Guarantors. See “Risk Factors — Risks Relating to the Notes — Your right to receive payments on the notes is effectively subordinated to the rights of our existing and future secured creditors. Further, the guarantees of these notes are effectively subordinated to all our guarantors’ existing and future secured indebtedness.”

The Note Guarantees
      Each guarantee of the notes is:

•	a general unsecured obligation of the Guarantor;

•	pari passu in right of payment with all existing and future senior Indebtedness of that Guarantor; and

•	senior in right of payment to any future subordinated Indebtedness of that Guarantor.
      However, the note guarantees are effectively subordinated to all secured Indebtedness of the Guarantors, including their guarantees of Indebtedness under the Credit Agreement, to the extent of the value of the collateral securing those guarantees.
      Not all of our Subsidiaries guarantee the notes. Rio Grande Pipeline Company, a Restricted Subsidiary of which we own 70% of the outstanding Equity Interests, does not guarantee the notes. In the future, the notes will be guaranteed only by our Domestic Subsidiaries that Guarantee Indebtednesses under a Credit Facility. In the event of a bankruptcy, liquidation or reorganization of any of our non-guaranteeing Subsidiaries, such subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.
      Initially, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not guarantee the notes.
Finance Corp.
      Finance Corp. is a Delaware corporation and a wholly-owned subsidiary of Holly Energy Partners that was formed for the purpose of facilitating the offering of the notes by acting as co-issuer. Finance Corp. was nominally capitalized and does not have any operations or revenues.
Principal, Maturity and Interest
      The Issuers have issued $185 million in aggregate principal amount of outstanding notes under the Indenture and will issue the same aggregate principal amount of new notes if all outstanding notes are exchanged. The Issuers will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on March 1, 2015.
      Interest on the notes will accrue at the rate of 6 1/4% per annum and will be payable semi-annually in arrears on March 1 and September 1, commencing on March 1, 2006. Interest on overdue principal and interest, if any, will accrue at the interest rate on the notes. The Issuers will make each interest payment to the holders of record on the immediately preceding February 15 and August 15.
      Interest on the new notes will accrue from September 1, 2005, the most recent date to which interest has been paid on the outstanding notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Methods of Receiving Payments on the Notes
      If a holder of notes has given wire transfer instructions to Holly Energy Partners, the Issuers will pay all principal, interest and premium, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.
Paying Agent and Registrar for the Notes
      The trustee will initially act as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the holders of the notes, and Holly Energy Partners, Finance Corp. or any of Holly Energy Partners’ other Subsidiaries may act as paying agent or registrar.
Transfer and Exchange
      A holder may transfer or exchange notes in accordance with the provisions of the Indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuers will not be required to transfer or exchange any note selected for redemption. Also, the Issuers will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees
      Initially, notes will be guaranteed by each of Holly Energy Partners’ current Domestic Subsidiaries, other than Rio Grande Pipeline Company. In the future, the notes will be guaranteed by each of Holly Energy Partners’ Domestic Subsidiaries that Guarantee Indebtedness under a Credit Facility. These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Relating to the Notes — Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.”
      A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Holly Energy Partners or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the Indenture, its Note Guarantee and the registration rights agreements pursuant to a supplemental indenture satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.
      The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Holly Energy Partners or a Restricted Subsidiary of Holly Energy Partners, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Holly Energy Partners or a Restricted Subsidiary of Holly Energy Partners, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;

(3) if Holly Energy Partners designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(4) if that Guarantor is released from its Guarantee for Indebtedness under a Credit Facility; provided, however, that if, at any time following such release, that Guarantor incurs a Guarantee under a Credit Facility, then such Guarantor shall be required to provide a Note Guarantee at such time; or

(5) upon legal or covenant defeasance or satisfaction and discharge of the Indenture as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge.”
      See “— Repurchase at the Option of Holders — Asset Sales.”
Optional Redemption
      At any time prior to March 1, 2008, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes (including any additional notes) issued under the Indenture at a redemption price of 106.25% of the principal amount, plus accrued and unpaid interest, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), with the net cash proceeds of one or more Equity Offerings by Holly Energy Partners; provided that:

(1) at least 65% of the aggregate principal amount of notes (including any additional notes) issued under the Indenture (excluding notes held by Holly Energy Partners and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.
      Except pursuant to the preceding paragraph and the last paragraph of this section relating to optional redemption, the notes will not be redeemable at the Issuers’ option prior to March 1, 2010.
      On or after March 1, 2010, the Issuers may redeem all or a part of the notes upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of each year indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2010	103.125%
2011	102.083%
2012	101.042%
2013 and thereafter	100.000%
      At any time prior to March 1, 2010, the Issuers may also redeem all or a part of the notes, upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to the date of redemption (the “Redemption Date”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.
      Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.
Mandatory Redemption
      Except as set forth below under the caption “— Repurchase at the Option of Holders,” the Issuers are not required to make mandatory redemption or sinking fund payments with respect to the notes.
Repurchase at the Option Of Holders

Change of Control
      If a Change of Control occurs, the Issuers will make an offer to each holder of notes to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the Indenture. In the Change of Control Offer, the Issuers will offer a payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest on the notes repurchased to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the “Change of Control Payment Date” specified in the notice, which date will be no earlier than 20 Business Days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.
      On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuers.
      The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
      The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the notes to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.
      The Issuers will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the Indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.
      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Holly Energy Partners and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuers to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Holly Energy Partners and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales
      Holly Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Holly Energy Partners (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) such fair market value is determined by (a) an executive officer of the General Partner if the value is less than $15.0 million, as evidenced by an officers’ certificate delivered to the trustee, or

(b) the Board of Directors of the General Partner if the value is $15.0 million or more, as evidenced by a resolution of such Board of Directors of the General Partners; and

(3) at least 75% of the consideration received in the Asset Sale by Holly Energy Partners or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on Holly Energy Partners’ most recent consolidated balance sheet, of Holly Energy Partners or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantees) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Holly Energy Partners or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by Holly Energy Partners or any such Restricted Subsidiary from such transferee that are within 90 days after the Asset Sale (subject to ordinary settlement periods), converted by Holly Energy Partners or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.
      Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Holly Energy Partners (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to repay Senior Indebtedness of Holly Energy Partners and/or its Restricted Subsidiaries (or to make an offer to repurchase or redeem such Indebtedness, provided that such repurchase or redemption closes within 45 days after the end of such 360-day period) with a permanent reduction in availability for any revolving credit Indebtedness;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Holly Energy Partners;

(3) to make a capital expenditure; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.
      Pending the final application of any Net Proceeds, Holly Energy Partners or the applicable Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.
      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, within five days thereof, the Issuers will make an offer (an “Asset Sale Offer”) to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Holly Energy Partners may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
      Holly Energy Partners will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture,

Holly Energy Partners will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.
      The agreements governing Holly Energy Partners’ other Indebtedness and the Contribution Agreement contain, and future agreements governing Holly Energy Partners’ Indebtedness may contain prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require the Issuers to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on Holly Energy Partners or other circumstances. In the event a Change of Control or Asset Sale occurs at a time when Holly Energy Partners is prohibited from purchasing notes, Holly Energy Partners could seek the consent of the lenders of the borrowings or the counterparties to agreements containing such prohibition to the purchase of notes or could attempt to refinance such borrowings. If Holly Energy Partners does not obtain a consent or repay those borrowings, Holly Energy Partners will remain prohibited from purchasing notes. In that case, Holly Energy Partners’ failure to purchase tendered notes would constitute an Event of Default under the Indenture which could, in all likelihood, constitute a default under the other indebtedness. Finally, the Issuers’ ability to pay cash to the holders of notes upon a repurchase may be limited by Holly Energy Partners’ then existing financial resources. See “Risk Factors — Risks Relating to the Notes — We may not be able to repurchase notes upon certain change of control events.”
Selection and Notice
      If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis.
      No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.
      If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.
Certain Covenants

Suspension of Covenants
      During any period when the notes have an Investment Grade Rating from both Rating Agencies and no Default or Event of Default has occurred and is continuing under the Indenture, Holly Energy Partners and its Restricted Subsidiaries will not be subject to the following provisions of the Indenture:

(1) “— Repurchase at the Option of Holders — Asset Sales;”

(2) “— Restricted Payments;”

(3) “— Incurrence of Indebtedness and Issuance of Disqualified Equity;”

(4) “— Designation of Restricted and Unrestricted Subsidiaries;”

(5) “— Transactions with Affiliates;”

(6) “— Business Activities;”

(7) “— Additional Guarantees;”

(8) clause (4)(b) of the covenant described below under the caption “— Merger, Consolidation or Sale of Assets;” and

(9) clauses (1)(a) and (3) of the covenant described below under the caption “— Limitation on Sale and Leaseback Transactions” (collectively, the “Suspended Covenants”).
      In the event that Holly Energy Partners and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and subsequently either of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the notes below the Investment Grade Ratings so that the notes do not have an Investment Grade Rating from both Rating Agencies, or a Default (other than with respect to the Suspended Covenants) occurs and is continuing, Holly Energy Partners and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants (unless subsequently suspended pursuant to the previous paragraph), subject to the terms, conditions and obligations set forth in the Indenture (each such date of reinstatement being the “Reinstatement Date”). Compliance with the Suspended Covenants with respect to Restricted Payments made after the Reinstatement Date will be calculated in accordance with the terms of the covenant described under “— Restricted Payments” as though such covenants had been in effect during the entire period of time from which the notes are issued. Notwithstanding that the Suspended Covenants shall have been reinstated, no default will be deemed to have occurred as a result of failure to comply with the Suspended Covenants during any period in which Holly Energy Partners and its Restricted Subsidiaries are not subject to the Suspended Covenants. As a result, during any period in which Holly Energy Partners and its Restricted Subsidiaries are not subject to the Suspended Covenants, the notes will be entitled to substantially reduced covenant protection.
      There can be no assurance that the notes will ever achieve or maintain an Investment Grade Rating.

Restricted Payments
      Holly Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Holly Energy Partners’ or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Holly Energy Partners or any of its Restricted Subsidiaries) or to the direct or indirect holders of Holly Energy Partners’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than distributions or dividends payable in Equity Interests of Holly Energy Partners (other than Disqualified Equity) and other than distributions or dividends payable to Holly Energy Partners or a Restricted Subsidiary);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Holly Energy Partners) any Equity Interests of Holly Energy Partners or any direct or indirect parent of Holly Energy Partners;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Holly Energy Partners or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding intercompany Indebtedness between or among Holly Energy Partners and any of its Restricted Subsidiaries), except a payment of interest or principal within one month of the Stated Maturity thereof; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment, no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and either:

(1) if the Fixed Charge Coverage Ratio for Holly Energy Partners’ Reference Period is not less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holly Energy Partners and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4) (to the extent, in the case of clause (4), payments are made other than to Holly Energy Partners or a Restricted Subsidiary), (5), (6) and (7) of the next succeeding paragraph) during the quarter in which such Restricted Payment is made, is less than the sum, without duplication, of:

(a) Available Cash from Operating Surplus as of the end of the immediately preceding quarter; plus

(b) 100% of the aggregate net cash proceeds received by Holly Energy Partners (including the fair market value of any Permitted Business or long-term assets that are used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests of Holly Energy Partners (other than Disqualified Equity)) since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Holly Energy Partners (other than Disqualified Equity) or from the issue or sale of convertible or exchangeable Disqualified Equity or convertible or exchangeable debt securities of Holly Energy Partners that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Equity or debt securities) sold to a Subsidiary of Holly Energy Partners); plus

(c) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or Cash Equivalent or otherwise liquidated or repaid for cash or Cash Equivalent, the lesser of (i) the return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d) the net reduction in Restricted Investments resulting from dividends, repayments of loans or advances, or other transfers of assets in each case to Holly Energy Partners or any of its Restricted Subsidiaries from any Person (including, without limitation, Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent such amounts have not been included in Available Cash from Operating Surplus for any period commencing on or after the date of the Indenture (items (b), (c) and (d) being referred to as “Incremental Funds”); minus

(e) the aggregate amount of Incremental Funds previously expended pursuant to this clause (1) and clause (2) below; or

(2) if the Fixed Charge Coverage Ratio for Holly Energy Partners’ Reference Period is less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holly Energy Partners and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4) (to the extent, in the case of clause (4), payments are made other than to Holly Energy Partners or a Restricted Subsidiary), (5), (6) and (7) of the next succeeding paragraph) during the quarter in which such Restricted Payment is made (such Restricted Payments for purposes of this clause (2) meaning only distributions on common units and subordinated units of Holly Energy Partners, plus the related distribution on the general partner interest), is less than the sum, without duplication, of:

(a) $70.0 million less the aggregate amount of all Restricted Payments made by Holly Energy Partners and its Restricted Subsidiaries pursuant to this clause 2(a) during the period ending on the last day of the fiscal quarter immediately preceding the date of such Restricted Payment and beginning on the date of the Indenture; plus

(b) Incremental Funds to the extent not previously expended pursuant to this clause (2) or clause (1) above.
      The preceding provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration the payment would have complied with the provisions of the Indenture;

(2) so long as no Default has occurred and is continuing or would be caused thereby, the redemption, repurchase, retirement, defeasance or other acquisition of subordinated Indebtedness of Holly Energy Partners or any Guarantor or of any Equity Interests of Holly Energy Partners in exchange for, or out of the net cash proceeds of, a substantially concurrent (a) capital contribution to Holly Energy Partners from any Person (other than a Restricted Subsidiary of Holly Energy Partners) or (b) sale (other than to a Restricted Subsidiary of Holly Energy Partners) of Equity Interests (other than Disqualified Equity) of Holly Energy Partners, with a sale being deemed substantially concurrent if such redemption, repurchase, retirement, defeasance or other acquisition occurs not more than 120 days after such sale; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded or deducted from the calculation of Available Cash from Operating Surplus and Incremental Funds;

(3) so long as no Default has occurred and is continuing or would be caused thereby, the defeasance, redemption, repurchase or other acquisition of any subordinated Indebtedness of Holly Energy Partners or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(4) the payment of any distribution or dividend by a Restricted Subsidiary of Holly Energy Partners to the holders of its Equity Interests (other than Disqualified Equity) on a pro rata basis;

(5) so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holly Energy Partners or any Restricted Subsidiary of Holly Energy Partners held by any current or former officer, director or employee of the General Partner, Holly Energy Partners or any of Holly Energy Partners’ Restricted Subsidiaries pursuant to any equity subscription agreement or plan, stock or unit option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.0 million in any twelve-month period; provided further that such amount in any calendar year may be increased by an amount not to exceed (a) the cash proceeds received by Holly Energy Partners from the sale of Equity Interests of Holly Energy Partners to members of management or directors of the General Partner, Holly Energy Partners or its Restricted Subsidiaries that occurs after the date of the Indenture (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of sections 1(b) or 2(b) of the preceding paragraph), plus (b) the cash proceeds of key man life insurance policies received by Holly Energy Partners after the date of the Indenture, less (c) the amount of any Restricted Payments made pursuant to clauses (a) and (b) of this clause (5);

(6) so long as no Default has occurred and is continuing or would be caused thereby, payments of dividends on Disqualified Equity issued pursuant to the covenant described under “— Incurrence of Indebtedness and Issuance of Disqualified Equity;”

(7) repurchases of Capital Stock deemed to occur upon exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price of such options, warrants or other convertible securities; or

(8) so long as no Default has occurred and is continuing or would be caused thereby, cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants,

options or other securities convertible into or exchangeable for Capital Stock of Holly Energy Partners.

      The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Holly Energy Partners or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined, in the case of amounts under $15.0 million, by an officer of the General Partner and, in the case of amounts over $15.0 million, by the Board of Directors of the General Partner, whose resolution with respect thereto shall be delivered to the trustee. For the purposes of determining compliance with this “Restricted Payments” covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) — (8), Holly Energy Partners will be permitted to classify (or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Disqualified Equity
      Holly Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Holly Energy Partners will not issue any Disqualified Equity and will not permit any of its Restricted Subsidiaries to issue any Disqualified Equity; provided, however, that Holly Energy Partners and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and Holly Energy Partners and the Restricted Subsidiaries may issue Disqualified Equity, if the Fixed Charge Coverage Ratio for Holly Energy Partners’ Reference Period immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Equity is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Equity had been issued, as the case may be, at the beginning of such Reference Period.
      The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Holly Energy Partners and any Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Holly Energy Partners and its Restricted Subsidiaries thereunder) not to exceed the greater of (a) $200.0 million and (b) the sum of $25 million and 15% of Consolidated Net Tangible Assets, in each case, less the aggregate amount of all Net Proceeds of Asset Sales applied by Holly Energy Partners or any of its Restricted Subsidiaries since the date of the Indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(2) the incurrence by Holly Energy Partners and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by Holly Energy Partners and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the Indenture and the exchange notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

(4) the incurrence by Holly Energy Partners or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Holly

Energy Partners or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $20.0 million at any time outstanding;

(5) the incurrence by Holly Energy Partners or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3) or (4) of this paragraph or this clause (5);

(6) the incurrence by Holly Energy Partners or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Holly Energy Partners and any of its Restricted Subsidiaries; provided, however, that:

(a) if Holly Energy Partners or any Guarantor is the obligor on such Indebtedness and the payee is not Holly Energy Partners or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Holly Energy Partners, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Holly Energy Partners or a Restricted Subsidiary of Holly Energy Partners and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Holly Energy Partners or a Restricted Subsidiary of Holly Energy Partners,

will be deemed, in each case, to constitute an incurrence of such Indebtedness by Holly Energy Partners or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by Holly Energy Partners or any of its Restricted Subsidiaries of Hedging Obligations;

(8) the guarantee by Holly Energy Partners or any of the Guarantors of Indebtedness of Holly Energy Partners or a Restricted Subsidiary of Holly Energy Partners that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed; and

(9) the incurrence by Holly Energy Partners or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding, not to exceed $40.0 million.
      Holly Energy Partners will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Holly Energy Partners or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Holly Energy Partners solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.
      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Disqualified Equity” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (9) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Holly Energy Partners will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the

Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.
      The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Equity in the form of additional shares of the same class of Disqualified Equity will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Equity for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of Holly Energy Partners as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Holly Energy Partners or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

Liens
      Holly Energy Partners will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien (other than Permitted Liens).

Dividend and Other Payment Restrictions Affecting Subsidiaries
      Holly Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Equity Interests to Holly Energy Partners or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Holly Energy Partners or any of its Restricted Subsidiaries;

(2) make loans or advances to Holly Energy Partners or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Holly Energy Partners or any of its Restricted Subsidiaries.
      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements as in effect on the date of the Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements or the Indebtedness to which they relate; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the date of the Indenture;

(2) the Indenture, the notes and the Note Guarantees;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Equity Interest of a Person acquired by Holly Energy Partners or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Equity Interest was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the

Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) customary non-assignment provisions in transportation agreements or purchase and sale or exchange agreements, pipeline and terminals agreement, or similar operational agreements or in licenses or leases, in each case entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11) any agreement or instrument relating to any property or assets acquired after the date of the Indenture, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions; and

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets
      Neither of the Issuers may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Issuer is the surviving entity); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuers and the Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) such Issuer is the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided, however, that Finance Corp. may not consolidate or merge with or into any Person other than a corporation satisfying such requirement so long as Holly Energy Partners is not a corporation;

(2) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of such Issuer under the notes and the Indenture pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) in the case of a transaction involving Holly Energy Partners and not Finance Corp., Holly Energy Partners or the Person formed by or surviving any such consolidation or merger (if other than Holly Energy Partners), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will, (a) on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable Reference Period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Equity;” or (b) have a Fixed Charge Coverage Ratio, on the date of such transaction and after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable Reference Period, not less than the Fixed Charge Coverage Ratio of Holly Energy Partners immediately prior to such transaction; and

(5) such Issuer has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with the Indenture and all conditions precedent therein relating to such transaction have been satisfied;

provided, that clause (4) shall not apply to any sale of assets of a Restricted Subsidiary to Holly Energy Partners or another Restricted Subsidiary or the merger, or consolidation of a Restricted Subsidiary into any Restricted Subsidiary or Holly Energy Partners.
      Notwithstanding the preceding paragraph, Holly Energy Partners is permitted to reorganize as any other form of entity in accordance with the procedures established in the Indenture; provided that:

(1) the reorganization involves the conversion (by merger, sale, contribution or exchange of assets or otherwise) of Holly Energy Partners into a form of entity other than a limited partnership formed under Delaware law;

(2) the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(3) the entity so formed by or resulting from such reorganization assumes all the Obligations of Holly Energy Partners under the notes and the Indenture pursuant to agreements reasonably satisfactory to the trustee;

(4) immediately after such reorganization no Default or Event of Default exists; and

(5) such reorganization is not adverse to the holders of the notes (for purposes of this clause (5) it is stipulated that such reorganization shall not be considered adverse to the holders of the notes solely because the successor or survivor of such reorganization (a) is subject to federal or state income taxation as an entity or (b) is considered to be an “includible corporation” of an affiliated group of corporations within the meaning of Section 1504(b)(i) of the Code or any similar state or local law).
      A Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Holly Energy Partners or another Guarantor, unless:

(1) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than Holly Energy Partners or the Guarantor) unconditionally assumes all the obligations of that Guarantor, pursuant to a supplemental indenture substantially in the form specified in the Indenture, under the Notes, the Indenture and its Subsidiary Guarantee on terms set forth therein; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the “Asset Sale” provisions of the Indenture.
      Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Transactions with Affiliates
      Holly Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holly Energy Partners (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Holly Energy Partners or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holly Energy Partners or such Restricted Subsidiary with an unrelated Person; and

(2) Holly Energy Partners delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a resolution of the Board of Directors of the General Partner set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Holly Energy Partners; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, a written opinion as to the fairness to Holly Energy Partners or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of recognized industry standing.
      The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, equity award, equity option or equity appreciation agreement or plan, officer or director indemnification agreement or any similar arrangement entered into by Holly Energy Partners or any of its Restricted Subsidiaries or the General Partner in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among Holly Energy Partners and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of Holly Energy Partners) that is an Affiliate of Holly Energy Partners solely because Holly Energy Partners owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) any issuance of Equity Interests (other than Disqualified Equity) of Holly Energy Partners to Affiliates of Holly Energy Partners;

(5) Restricted Payments or Permitted Investments that do not violate the provisions of the Indenture described above under the caption “— Restricted Payments;”

(6) customary compensation, indemnification and other benefits made available to officers, directors or employees of Holly Energy Partners, a Restricted Subsidiary of Holly Energy Partners or the General Partner, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

(7) in the case of gathering, transportation, marketing, hedging, production handling, operating, construction, terminalling, storage, lease, platform use, or other operational contracts, any such contracts are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by Holly Energy Partners or any Restricted Subsidiary and

third parties, or if neither Holly Energy Partners nor any Restricted Subsidiary has entered into a similar contract with a third party, that the terms are no less favorable than those available from third parties on an arm’s-length basis, as determined by the Board of Directors of the General Partner;

(8) loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding; and

(9) the existence of, or the performance by Holly Energy Partners or any Restricted Subsidiary of its obligations under the terms of, certain related party agreements with Holly Corporation to which it is a party as of the closing date of the Acquisition and any amendments thereto and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Holly Energy Partners or any Restricted Subsidiary of its obligations under, any future amendment to such agreements or under any such similar agreements shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement, taken as a whole, are not less favorable to the Holders in any material respect as determined by the Board of Directors of the General Partner in its reasonable good faith judgment upon a recommendation of Holly Energy Partners’ Conflicts Committee.

Business Activities
      Holly Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Holly Energy Partners and its Restricted Subsidiaries taken as a whole.
      Finance Corp. will not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided, that Finance Corp. may be a co-obligor or guarantor with respect to Indebtedness if Holly Energy Partners is an obligor on such Indebtedness and the net proceeds of such Indebtedness are received by Holly Energy Partners, Finance Corp. or one or more Guarantors. At any time after Holly Energy Partners is a corporation, Finance Corp. may consolidate or merge with or into Holly Energy Partners or any Restricted Subsidiary.

Additional Guarantees
      If Holly Energy Partners or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the Indenture that Guarantees Indebtedness of Holly Energy Partners or any of its Subsidiaries under a Credit Facility, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it was acquired or created; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary. Each Note Guarantee of a Domestic Subsidiary shall provide by its terms that it shall be automatically released if that Domestic Subsidiary does not Guarantee Indebtedness of Holly Energy Partners or any of its Subsidiaries under a Credit Facility.

Designation of Restricted and Unrestricted Subsidiaries
      The Board of Directors of the General Partner may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Holly Energy Partners and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Holly Energy Partners; provided that any designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

      Any designation of a Subsidiary of Holly Energy Partners as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Holly Energy Partners as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Equity,” Holly Energy Partners will be in default of such covenant. The Board of Directors of the General Partner may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Holly Energy Partners; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Holly Energy Partners of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Equity,” calculated on a pro forma basis as if such designation had occurred at the beginning of the Reference Period; and (2) no Default or Event of Default would be in existence following such designation.

Limitation on Sale and Leaseback Transactions
      Holly Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Holly Energy Partners or any Guarantor may enter into a sale and leaseback transaction if:

(1) Holly Energy Partners or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Equity” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Liens;”

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of the General Partner and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and Holly Energy Partners applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Payments for Consent
      Holly Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
Reports
      Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Holly Energy Partners will furnish (whether through hard copy or internet access) to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Holly Energy Partners were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Holly Energy Partners were required to file such reports.
      All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports, including, without limitation, Section 3-10 of Regulation S-X. Each annual report on Form 10-K will include a report on Holly Energy Partners’ consolidated financial statements by Holly Energy Partners’ independent registered public accounting firm. In addition, Holly Energy Partners will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.
      If, at any time Holly Energy Partners is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Holly Energy Partners will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing; provided that, for so long as Holly Energy Partners is not subject to the periodic reporting requirements of the Exchange Act for any reason, the time period for filing reports on Form 8-K shall be 5 Business Days after the event giving rise to the obligation to file such report. Holly Energy Partners will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Holly Energy Partners’ filings for any reason, Holly Energy Partners will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Holly Energy Partners were required to file those reports with the SEC.
      In addition, Holly Energy Partners and the Guarantors agree that, for so long as any notes remain outstanding, if at any time it they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Events of Default and Remedies
      Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on the notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3) failure by Holly Energy Partners or any of its Restricted Subsidiaries to make a Change of Control Offer or an Asset Sale Offer within the time periods set forth, or consummate a purchase of notes when required pursuant to the terms described, under the captions “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales” or comply with the provisions described under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets;”

(4) failure by Holly Energy Partners or any of its Restricted Subsidiaries for 60 days after written notice to comply with any of the other agreements in the Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Holly Energy Partners or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Holly Energy

Partners or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more, provided, however, that if, prior to any acceleration of the notes, (i) any such Payment Default is cured or waived, (ii) any such acceleration is rescinded, or (iii) such Indebtedness is repaid during the 10 Business Day period commencing upon the end of any applicable grace period for such Payment Default or the occurrence of such acceleration, as applicable, any Default or Event of Default (but not any acceleration) caused by such Payment Default or acceleration shall automatically be rescinded, so long as such rescission does not conflict with any judgment, decree or applicable law;

(6) failure by an Issuer or any of Holly Energy Partners’ Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its Obligations under its Note Guarantee; and

(8) certain events of bankruptcy or insolvency described in the Indenture with respect to Finance Corp., Holly Energy Partners or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.
      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Finance Corp., Holly Energy Partners or any Restricted Subsidiary of Holly Energy Partners that is a Significant Subsidiary or any group of Restricted Subsidiaries of Holly Energy Partners that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.
      Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.
      Subject to the provisions of the Indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.
      The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes.
      The Issuers and the Guarantors are required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuers and the Guarantors are required to deliver to the trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
      No director, officer, partner, member, employee, incorporator, manager or unit holder or other owner of Equity Interest of the Issuers, the General Partner or any Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes and the Note Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
      The Issuers may at their option and at any time, elect to have all of the Issuers’ obligations discharged with respect to the outstanding notes and all Obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

(2) the Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Issuers’ and the Guarantors’ Obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the Indenture.
      In addition, Holly Energy Partners may, at its option and at any time, elect to have the Obligations of the Issuers and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture (“Covenant Defeasance”) and all Obligations of the Guarantor with respect to their Note Guarantees discharged, and thereafter any omission to comply with those covenants or Note Guarantees will not constitute a Default or Event of Default with respect to the notes or the Note Guarantees. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events relating to Holly Energy Partners) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.
      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which Holly Energy Partners or any of its Subsidiaries is a party or by which Holly Energy Partners or any of its Subsidiaries is bound;

(6) the Issuers must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or others; and

(7) the Issuers must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Amendment, Supplement and Waiver
      Except as provided in the next two succeeding paragraphs, the Indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).
      Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on, the notes (other than as permitted by clause (7) below);

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(9) make any change in the preceding amendment and waiver provisions.
      Notwithstanding the preceding, without the consent of any holder of notes, the Issuers, the Guarantors and the trustee may amend or supplement the Indenture, the notes or the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of the Issuers’ or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6) to conform the text of the Indenture or the Note Guarantees to any provision of the Description of Notes to the extent that such provision was intended to be a verbatim recitation of a provision of the Indenture or Note Guarantee;

(7) to provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture;

(8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes or to reflect the release of a Note Guarantee in accordance with the Indenture;

(9) to secure the notes and/or the Note Guarantees; or

(10) to provide for the reorganization of Holly Energy Partners as any other form of entity, in accordance with the last paragraph of “— Certain Covenants — Merger, Consolidation or Sale of Assets.”
Satisfaction and Discharge
      The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Holly Energy Partners or any Guarantor is a party or by which Holly Energy Partners or any Guarantor is bound;

(3) the Issuers or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Issuers have delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.
      In addition, the Issuers must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Concerning the Trustee
      If the trustee becomes a creditor of the Issuers or any Guarantor, the Indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the Indenture has been qualified under the Trust Indenture Act) or resign.
      The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.
Governing Law
      The Indenture, the notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.
Additional Information
      Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to Holly Energy Partners, L.P. at 100 Crescent Court, Suite 1600, Dallas, Texas 75201, Attention: Chief Financial Officer.
Book-Entry, Delivery and Form
      New notes initially will be represented by one or more notes in registered, global form without interest coupons (“Global notes”). Upon issuance, the Global notes will be:

•	deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) in New York, New York, and

•	registered in the name of DTC or its nominee,
in each case for credit to an account of a direct or indirect participant as described below.
      The Global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in limited circumstances. In addition, transfer of beneficial interests in any Global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of the Euroclear System (“Euroclear”), and Clearstream Banking, S.A. (“Clearstream”), which may change from time to time. Beneficial interests in the Global notes may be exchanged for notes in certificated form only in limited circumstances. See “— Transfers of Interests in Global Notes for Certificated Notes.”
Depositary Procedures
      DTC has advised the Issuers that DTC is a limited purpose trust company created to hold securities for its participating organizations (“Direct Participants”) and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of the Direct Participants. The Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, including Euroclear and Clearstream. Access to DTC’s system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant, or (“Indirect Participants”).
      At the closing of the exchange offer, DTC will credit the accounts of the Direct Participants designated by the exchange agent with portions of the principal amount of the Global notes that have been exchanged for outstanding notes and DTC will maintain records of the ownership interests of such Direct Participants in the Global notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global notes.
      Investors in the Global notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC, including

Euroclear or Clearstream. Euroclear Bank N.V./ S.A. will act initially as depository for Euroclear, and Citibank, N.A. will act initially as depository for Clearstream (each a “Nominee” of Euroclear and Clearstream, respectively). Therefore, they will each be recorded on DTC’s records as the holders of all ownership interests held by them on behalf of Euroclear and Clearstream, respectively. Euroclear and Clearstream must maintain on their own records the ownership interests, and transfers of ownership interests by and between, their own customers’ securities accounts. DTC will not maintain such records. All ownership interests in any Global notes, including those of customers’ securities accounts held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC.
      The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer a beneficial interest in a Global note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interest, may be affected by the lack of physical certificates evidencing such interest.
      Except as described in “— Transfers of Interests in Global Notes for Certificated Notes,” owners of beneficial interests in the Global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.
      Under the terms of the Indenture, the Issuers, the Guarantors and the Trustee will treat the persons in whose names the notes are registered (including notes represented by Global notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal of, premium, if any, and interest on Global notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, none of the Issuers, the Guarantors, the Trustee nor any agent of the Issuers, the Guarantors or the Trustee has or will have any responsibility or liability for (1) any aspect of DTC’s records or any Direct Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global notes or for maintaining, supervising or reviewing any of DTC’s records or any Direct Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in any Global note or (2) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.
      DTC has advised the Issuers that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant’s respective ownership interests in the Global notes as shown on DTC’s records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, the Issuers or the Guarantors. None of the Issuers, the Guarantors or the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the notes, and the Issuers, the Guarantors and the Trustee may conclusively relay on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.
      The Global notes will trade in DTC’s Same-day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the notes through Euroclear or Clearstream) who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds. Transfers between and among Indirect Participants who hold interests in the notes through Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

      Subject to compliance with the transfer restrictions applicable to the notes described herein, cross market transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the notes through Euroclear or Clearstream, on the other hand, will be effected by Euroclear’s or Clearstream’s respective Nominee through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream; however, delivery of instructions relating to crossmarket transactions must be made directly to Euroclear or Clearstream and within the established deadlines (Brussels time) of such systems. Indirect Participants who hold interests in the notes through Euroclear and Clearstream may not deliver instructions directly to Euroclear’s and Clearstream’s Nominees. Euroclear and Clearstream will, if the transaction meets their settlement requirements, deliver instructions to their respective Nominee to deliver or receive interests on Euroclear’s or Clearstream’s behalf in the relevant Global note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.
      Because of time zone differences, the securities accounts of an Indirect Participant who holds an interest in the notes through Euroclear or Clearstream purchasing an interest in a Global note from a Direct Participant in DTC will be credited, and any such crediting will be reported, to Euroclear or Clearstream during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC’s accounting records as of DTC’s settlement date in New York, Euroclear and Clearstream customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Regulation S Global note to a DTC Participant until the European business day for Euroclear and Clearstream immediately following DTC’s settlement date.
      DTC has advised the Issuers that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Direct Participants to whose account interests in the Global notes are credited and only in respect of such portion of the aggregate principal amount of the notes to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange Global notes (without the direction of one or more of its Direct Participants) for legended notes in certificated form, and to distribute such certificated forms of notes to its Direct Participants. See “— Transfers of Interests in Global Notes for Certificated Notes.”
      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global notes among Direct Participants, including Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Issuers, the Guarantors or the Trustee shall have any responsibility for the performance by DTC, Euroclear and Clearstream or their respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.
      The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that the Issuers believe to be reliable, but the Issuers take no responsibility for the accuracy thereof.

Transfers of interests in Global notes for Certificated notes
      An entire Global note may be exchanged for definitive notes in registered, certificated form without interest coupons (“Certificated notes”), if (1) DTC (x) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global notes or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuers thereupon fail to appoint a successor depositary within 90 days, or (2) there shall have occurred and be continuing an Event of Default and DTC notifies the Trustee of its decision to exchange the Global note for Certificated notes. In any such case, upon surrender by the Direct and Indirect Participants of their interests in such Global note, Certificated notes will be issued to each person that such Direct and Indirect Participants and DTC identify to the Trustee as being the beneficial owner of the related notes.

      Certificated notes delivered in exchange for any beneficial interest in any Global note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC’s customary procedures).
      None of the Issuers, the Guarantors or the Trustee will be liable for any delay by the holder of any Global note or DTC in identifying the beneficial owners of notes, and the Issuers, the Guarantors and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global note or DTC for all purposes.

Same day settlement and payment
      Payments in respect of the notes represented by the Global notes (including principal, premium, if any, interest) will be made by wire transfer of immediately available same day funds to the account specified by the holder of such Global note. With respect to Certificated notes, the Issuers will make all payments of principal, premium, if any, and interest in the manner indicated above under “— Methods of Receiving Payments on the Notes.” The Issuers expect that secondary trading in the Certificated notes will also be settled in immediately available funds.
Certain Definitions
      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.
      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or become a Subsidiary of such specific Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
      “Acquisition” means the contribution of certain (a) refined products pipelines, (b) refined petroleum products terminals and (c) other specified rights and assets related or used primarily in connection with the ownership and operation of such pipelines and terminals pursuant to the Contribution Agreement.
      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control, provided, further, that any third Person which also beneficially owns 10% or more of the Voting Stock of a specified Person shall not be deemed to be an Affiliate of either the specified Person or the other Person merely because of such common ownership in such specified Person. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
      “Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at March 1, 2010 (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”) plus (ii) all required interest payments due on the note through March 1, 2010, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the note, if greater.

      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Holly Energy Partners and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of Holly Energy Partners’ Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.
      Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that: (a) involves assets having a Fair Market Value of less than $2.5 million or (b) results in net proceeds to Holly Energy Partners and its Restricted Subsidiaries of less than $2.5 million;

(2) a transfer of assets between or among Holly Energy Partners and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of Holly Energy Partners to Holly Energy Partners or to a Restricted Subsidiary of Holly Energy Partners;

(4) the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents, Hedging Obligations or other financial instruments in the ordinary course of business;

(6) a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment;

(7) any trade or exchange by Holly Energy Partners or any Restricted Subsidiary or properties or assets of any type for properties or assets of any type owned or held by another Person, including any disposition of some but not all of the Equity Interests of a Restricted Subsidiary in exchange for assets or properties and after which the Person whose Equity Interests have been so disposed of continues to be a Restricted Subsidiary, provided that the fair market value of the properties or assets traded or exchanged by Holly Energy Partners or such Restricted Subsidiary (together with any cash or Cash Equivalent together with the liabilities assumed) is reasonably equivalent to the fair market value of the properties or assets (together with any cash or Cash Equivalent together with liabilities assumed) to be received by Holly Energy Partners or such Restricted Subsidiary; and provided further that any cash received must be applied in accordance with the provisions described above under the caption “— Repurchase at the Option of Holders — Asset Sales;” and

(8) the creation or perfection of a Lien that is not prohibited by the covenant described above under the caption “— Certain Covenants — Liens.”
      “Asset Sale Offer” has the meaning assigned to that term in the Indenture.
      “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”
      “Available Cash” has the meaning assigned to such term in the Partnership Agreement, as in effect on the date of the Indenture.
      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors or Board of Managers of the general partner of the partnership, or in the case of Holly Energy Partners, the Board of Directors of Holly Logistic Services, L.L.C., the general partner of HEP Logistics Holdings, L.P.;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.
      “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP.
      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
      “Cash Equivalents” means:

(1) United States dollars or, in an amount up to the amount necessary or appropriate to fund local operating expenses, other currencies;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Holly Energy Partners and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act), which occurrence is followed by a Ratings Decline within 90 days;

(2) the adoption of a plan relating to the liquidation or dissolution of Holly Energy Partners or the removal of the General Partner by the limited partners of Holly Energy Partners;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than a Qualified Owner, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the General Partner or of Holly Logistics Services L.L.C., measured by voting power rather than number of shares, which occurrence is followed by a Ratings Decline within 90 days; or

(4) the first day on which a majority of the members of the Board of Directors of the General Partner are not Continuing Directors, which occurrence is followed by a Ratings Decline within 90 days.
      Notwithstanding the preceding, a conversion of Holly Energy Partners from a limited partnership to a corporation, limited liability company or other form of entity or an exchange of all of the outstanding limited partnership interests for capital stock in a corporation, for member interests in a limited liability company or for Equity Interests in such other form of entity shall not constitute a Change of Control, so long as following such conversion or exchange a majority of the members of the Board of Directors of such entity are nominees of Holly Corporation.
      “Change of Control Offer” has the meaning assigned to that term in the Indenture.
      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to the dividends or distributions paid during such period in cash or Cash Equivalents to such Person or any of its Restricted Subsidiaries by a Person that is not a Restricted Subsidiary of such Person; plus

(2) an amount equal to (i) any extraordinary loss plus (ii) any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale or the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, in each case, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(3) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(4) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with aspect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(5) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(6) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.
      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the aggregate Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(3) the cumulative effect of a change in accounting principles will be excluded; and

(4) unrealized losses and gains under derivative instruments included in the determination of Consolidated Net Income, including, without limitation those resulting from the application of Statement of Financial Accounting Standards No. 133 will be excluded.
      “Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts: (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.
      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the General Partner who:

(1) was a member of such Board of Directors on the date of the Indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

      “Contribution Agreement” means the Contribution Agreement, dated as of January 25, 2005, by and among Holly Energy Partners, L.P., T&R Assets, Inc., Fin-Tex Pipeline Company, Alon USA Refining, Inc., Alon Pipeline Assets, LLC, Alon Pipeline Logistics, LLC, Alon USA, Inc. and Alon USA, L.P.
      “Credit Agreement” means that certain Credit Agreement, dated as of July 7, 2004, by and among HEP Operating Company, L.P., the financial institutions party thereto, Union Bank of California, N.A., as administrative agent and sole lead arranger, Bank of America, National Association, as syndication agent and Guaranty Bank, as documentation agent, providing for up to $100.0 million of revolving credit borrowings and letters of credit (subject to a $50.0 million sublimit), including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
      “Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
      “Disqualified Equity” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Equity solely because the holders of the Equity Interest have the right to require Holly Energy Partners to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale will not constitute Disqualified Equity if the terms of such Equity Interest provide that Holly Energy Partners may not repurchase or redeem any such Equity Interest pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”
      “Domestic Subsidiary” means any Restricted Subsidiary of Holly Energy Partners that was formed under the laws of the United States or any state of the United States or the District of Columbia or that Guarantees any Indebtedness of Holly Energy Partners.
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “Equity Offering” means any public or private sale of Equity Interests (other than Disqualified Equity) made for cash on a primary basis by Holly Energy Partners after the date of the Indenture.
      “Existing Indebtedness” means the aggregate principal amount of Indebtedness of Holly Energy Partners and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.
      “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Holly Energy Partners (unless otherwise provided in the Indenture).
      “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Equity subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Equity, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable Reference Period.
      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions during the Reference Period or subsequent to such Reference Period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the Reference Period, including any Consolidated Cash Flow and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial or accounting officer of Holly Energy Partners (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto);

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the average rate in effect from the beginning of the applicable period to the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months); and

(5) if any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation.
      “Fixed Charges” means, with respect to any specified Person for any period, (A) the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Equity of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Holly Energy Partners (other than Disqualified Equity) or to Holly Energy Partners or a Restricted Subsidiary of Holly Energy Partners, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; minus

(B) to the extent included in (A) above, write-off of non-recurring deferred financing costs of such Person and its Restricted Subsidiaries during such period and any charge related to, or any premium or penalty paid in connection with, paying any such Indebtedness of such Person and its Restricted Subsidiaries prior to its Stated Maturity: provided, however, there shall be excluded from Fixed Charges the amortization or write-off of fees and expenses incurred in connection with the Acquisition.
      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time. Notwithstanding the foregoing, the characterization of leases as operating or capital leases shall be determined in accordance with GAAP as in effect on the date of entry into the applicable lease.
      “General Partner” means HEP Logistics Holdings, L.P., a Delaware limited partnership, and its successors and permitted assigns as general partner of Holly Energy Partners or as the business entity with the ultimate authority to manage the business and operations of Holly Energy Partners.
      “Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.
      “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.
      “Guarantors” means each of:

(1) the existing and future Domestic Subsidiaries of Holly Energy Partners other than (a) Immaterial Subsidiaries of Holly Energy Partners, (b) Unrestricted Subsidiaries, and (c) Subsidiaries of Holly Energy Partners that do not Guarantee Indebtedness under a Credit Facility; and

(2) any other Subsidiary of Holly Energy Partners that executes a Note Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.
      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred in the ordinary course of business and not for speculative purposes under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and designed to reduce costs of borrowing or to protect the Person or any of its

Restricted Subsidiaries entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

      “Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $500,000 and whose total revenues for the most recent 12-month period do not exceed $500,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, Guarantees any Indebtedness of Holly Energy Partners.
      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.
      Notwithstanding the foregoing, the following shall not constitute “Indebtedness”:

(1) accrued expenses and trade accounts payable arising in the ordinary course of business;

(2) the incurrence by Holly Energy Partners or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of Holly Energy Partners and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of Holly Energy Partners or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

(3) any Indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Government Securities (in an amount sufficient to satisfy all such Indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness and subject to no other Liens, and the other applicable terms of the instrument governing such Indebtedness;

(4) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such obligation is extinguished within five Business Days of its incurrence; and

(5) any obligation arising from any agreement providing for indemnities, guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets.
      “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.
      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Holly Energy Partners or any Subsidiary of Holly Energy Partners sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Holly Energy Partners such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Holly Energy Partners, Holly Energy Partners will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Holly Energy Partners’ Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”
      “Joint Venture” means any Person that is not a direct or indirect Subsidiary of Holly Energy Partners in which Holly Energy Partners or any of its Restricted Subsidiaries makes any Investment.
      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction. In no event shall a right of first refusal be deemed to constitute a Lien.
      “Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.
      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).
      “Net Proceeds” means the aggregate cash proceeds received by Holly Energy Partners or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale,

(2) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,

(3) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and all distributions and payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale, and

(4) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by Holly Energy Partners or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to Holly Energy Partners or its Restricted Subsidiaries from such escrow arrangement, as the case may be.
      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither Holly Energy Partners nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Holly Energy Partners or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Holly Energy Partners or any of its Restricted Subsidiaries except as contemplated by clause (13) of the definition of Permitted Liens.
      For purposes of determining compliance with the covenant described under “Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Equity” above, in the event that any Non-Recourse Debt of any of Holly Energy Partners’ Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Holly Energy Partners.
      “Note Guarantee” means the Guarantee by each Guarantor of the Issuers’ obligations under the Indenture and the notes, executed pursuant to the provisions of the Indenture.
      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
      “Operating Surplus” has the meaning assigned to such term in the Partnership Agreement, as in effect on the date of the Indenture.
      “Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P., dated as of July 13, 2004, as such may be further amended, modified or supplemented from time to time.
      “Permitted Business” means either (1) marketing, gathering, transporting (by barge, pipeline, ship, truck or other modes of hydrocarbon transportation), terminalling, storing, producing, acquiring, developing, exploring for, exploiting, producing, processing, dehydrating and otherwise handling crude oil, gas, casinghead gas, drip gasoline, natural gasoline, condensates, distillates, liquid hydrocarbons, asphalt, gaseous hydrocarbons and all other constituents, elements, compounds or products refined or processed from any of the foregoing, which activities shall include, for the avoidance of doubt, constructing pipeline, platform, dehydration, processing, storing and other energy-related facilities, and activities or services reasonably related or ancillary thereto, including entering into purchase and sale agreements, supply agreements and Hedging Obligations related to these businesses, or (2) any other business that generates gross income at least 90% of which constitutes “qualifying income” under Section 7704(d) of the Internal Revenue Code of 1986, as amended, and business reasonably related or ancillary thereto.
      “Permitted Business Investments” means Investments by Holly Energy Partners or any of its Restricted Subsidiaries in any Unrestricted Subsidiary of Holly Energy Partners or in any Joint Venture, provided that:

(1) either (a) at the time of such Investment and immediately thereafter, Holly Energy Partners could incur $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Equity” above or (b) such Investment does not exceed the aggregate amount of Incremental Funds (as defined in the covenant described under “— Certain Covenants — Restricted Payments”) not previously expended at the time of making such Investment;

(2) if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Unrestricted Subsidiaries or Joint Venture that is recourse to Holly Energy Partners or any of its Restricted Subsidiaries could, at the time such Investment is made, be incurred at that time by Holly Energy Partners and its Restricted Subsidiaries under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Equity;” and

(3) such Unrestricted Subsidiary’s or Joint Venture’s activities are not outside the scope of the Permitted Business.
      “Permitted Investments” means:

(1) any Investment in Holly Energy Partners or in a Restricted Subsidiary of Holly Energy Partners;

(2) any Investment in Cash Equivalents;

(3) any Investment by Holly Energy Partners or any Restricted Subsidiary of Holly Energy Partners in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Holly Energy Partners and a Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holly Energy Partners or a Restricted Subsidiary of Holly Energy Partners that is a Guarantor;

(4) any Investment made as a result of the receipt of non-cash consideration from:

(a) an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;” or

(b) pursuant to clause (7) of the items deemed not to be Asset Sales under the definition of “Asset Sale;”

(5) any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Equity) of Holly Energy Partners;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Holly Energy Partners or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of a foreclosure by Holly Energy Partners or any of its Restricted Subsidiaries with respect to any secured Investment in default; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations permitted to be incurred;

(8) loans or advances to employees made in the ordinary course of business of Holly Energy Partners or any Restricted Subsidiary of Holly Energy Partners in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

(9) repurchases of the notes;

(10) any Investments in prepaid expenses, negotiable instruments held for collection and lease, utility, workers’ compensation and performance and other similar deposits and prepaid expenses made in the ordinary course of business;

(11) Permitted Business Investments; and

(12) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding not to exceed the greater of (a) $25 million and (b) 5% of Holly Energy Partners’ Consolidated Net Tangible Assets.
      “Permitted Liens” means:

(1) Liens securing any Indebtedness under any of the Credit Facilities and all Obligations and Hedging Obligations relating to such Indebtedness;

(2) Liens in favor of Holly Energy Partners or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Holly Energy Partners or any Subsidiary of Holly Energy Partners; provided that such Liens were in existence prior to such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Holly Energy Partners or the Subsidiary;

(4) Liens on property existing at the time of acquisition of the property by Holly Energy Partners or any Restricted Subsidiary of Holly Energy Partners; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Equity” covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the date of the Indenture (other than Liens securing the Credit Facilities);

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(12) Liens on any property or asset acquired, constructed or improved by Holly Energy Partners or any of its Restricted Subsidiaries (a “Purchase Money Lien”), which (a) are in favor of the seller of such property or assets, in favor of the Person developing, constructing, repairing or improving such asset or property, or in favor of the Person that provided the funding for the acquisition, development, construction, repair or improvement cost, as the case may be, of such asset or property, (b) are created within 360 days after the acquisition, development, construction, repair or improvement, (c) secure the purchase price or development, construction, repair or improvement cost, as the case may be, of such asset or property in an amount up to 100% of the Fair Market Value of such acquisition, construction or improvement of such asset or property, and (d) are limited to the asset or property so acquired, constructed or improved (including the proceeds thereof, accessions thereto and upgrades thereof);

(13) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by Holly Energy Partners or any Restricted Subsidiary of Holly Energy Partners to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture otherwise permitted by the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Equity;”

(14) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Holly Energy Partners or any of its Restricted Subsidiaries on deposit with or in possession of such bank;

(15) Liens to secure performance of Hedging Obligations of Holly Energy Partners or any of its Restricted Subsidiaries;

(16) Liens on pipelines or pipeline facilities that arise by operation of law;

(17) Liens incurred in the ordinary course of business of Holly Energy Partners or any Subsidiary of Holly Energy Partners with respect to obligations that do not exceed $10.0 million at any one time outstanding;

(18) Liens in favor of Alon USA, L.P. and/or its Affiliates pursuant to a mortgage and deed of trust entered into pursuant to the Contribution Agreement which secures certain rights pursuant to the pipelines and terminals agreement also entered into pursuant to the Contribution Agreement and which are subordinated to the Obligations of the Obligors, if any, under the Credit Agreement and substantially similar Subordinated Liens that are incurred after the date of the Indenture to secure services with respect to future acquired assets and which do not secure Indebtedness;

(19) any Lien renewing, extending, refinancing or refunding a Lien permitted by clauses (1) through (18) above; provided that (a) the principal amount of Indebtedness secured by such Lien does not exceed the principal amount of such Indebtedness outstanding immediately prior to the renewal, extension, refinance or refund of such Lien, plus all accrued interest on the Indebtedness secured thereby and the amount of all fees, expenses and premiums incurred in connection therewith, and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby; and

(20) Liens relating to the escrow agreement in effect on the date of the Indenture and future escrow arrangements securing Indebtedness incurred in accordance with the Indenture.
      “Permitted Refinancing Indebtedness” means any Indebtedness of Holly Energy Partners or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Holly Energy Partners or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged

(plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes or the Note Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes or the Note Guarantees, on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by Holly Energy Partners or by the Restricted Subsidiary who is the obligor on or guarantor of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
      “Qualified Owner” means Holly Corporation and any Subsidiary of Holly Corporation as of the date of the Indenture.
      “Rating Agencies” means Moody’s and S&P.
      “Rating Categories” means:

(1) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and

(2) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).
      “Rating Decline” means a decrease in the rating of the notes by either Moody’s or S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories). In determining whether the rating of the notes has decreased by one or more gradations, gradations within Ratings Categories, namely + or - for S&P, and 1, 2, and 3 for Moody’s, will be taken into account; for example, in the case of S&P, a rating decline either from BB+ to BB or BB to B+ will constitute a decrease of one gradation.
      “Reference Period” means:

(1) with respect to any date of determination on or after October 1, 2005, the four most recent fiscal quarters of Holly Energy Partners for which internal financial statements are available; and

(2) with respect to any date of determination prior to October 1, 2005, the most recent fiscal quarters, beginning with the fiscal quarter ended December 31, 2004, for which internal financial statements are available.
      “Restricted Investment” means an Investment other than a Permitted Investment.
      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
      “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.
      “SEC” means the Securities and Exchange Commission.

      “Senior Indebtedness” means with respect to any Person, Indebtedness of such Person, unless the instrument creating or evidencing such Indebtedness provides that such Indebtedness is subordinate in right of payment to the notes or the Note Guarantee of such Person, as the case may be.
      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.
      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of shares of the Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (whether general or limited) or limited liability company (a) the sole general partner or managing member of which is such Person or a Subsidiary of such Person, or (b) if there are more than a single general partner or member, either (x) the only general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.
      “Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to March 1, 2010; provided, however, that if the period from the redemption date to March 1, 2010, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
      “Unrestricted Subsidiary” means any Subsidiary of Holly Energy Partners (other than Finance Corp. or any successor to it) that is designated by the Board of Directors of the General Partner as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted under clauses (3) and (4) of the covenant described above under the caption “— Certain Covenants — Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Holly Energy Partners or any Restricted Subsidiary of Holly Energy Partners unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Holly Energy Partners or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Holly Energy Partners;

(3) is a Person with respect to which neither Holly Energy Partners nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Holly Energy Partners or any of its Restricted Subsidiaries.
      All Subsidiaries of an Unrestricted Subsidiary shall be also Unrestricted Subsidiaries. Any designation of a Subsidiary of Holly Energy Partners as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants-Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Holly Energy Partners as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Equity,” Holly Energy Partners will be in default of such covenant.
      “Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.
U.S. FEDERAL INCOME TAX CONSIDERATIONS
      The following discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and administrative interpretations, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service will not challenge the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the United States federal tax consequences of the exchange of outstanding notes for new notes. Some holders, including financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, persons whose functional currency is not the U.S. dollar, U.S. expatriates or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction may be subject to special rules not discussed below. We recommend that each holder consult its own tax advisor as to the particular tax consequences of exchanging such holder’s outstanding notes for new notes, including the applicability and effect of any state, local or foreign tax laws.
      The exchange of outstanding notes for new notes in the exchange offer should not constitute a taxable event and the new notes should be treated as a continuation of the outstanding notes for United States federal income tax purposes. Consequently, you should not recognize gain upon receipt of a new note in exchange for an outstanding note in the exchange offer, your basis in the new note received in the exchange offer should be the same as your basis in the corresponding outstanding note immediately before the exchange and your holding period in the new note should include your holding period in the outstanding note.

PLAN OF DISTRIBUTION
      Based on interpretations by the staff of the SEC in no action letters issued to third parties, we believe that you may transfer new notes issued under the exchange offer in exchange for the outstanding notes if:

•	you acquire the new notes in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such new notes.
      You may not participate in the exchange offer if you are:

•	our “affiliate” within the meaning of Rule 405 under the Securities Act; or

•	a broker-dealer that acquired outstanding notes directly from us.
      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. To date, the staff of the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the outstanding notes, with the prospectus contained in this registration statement. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the completion of the exchange offer, we will make this prospectus, as amended or supplemented, promptly available to any broker-dealer for use in connection with any such resale.
      If you wish to exchange your outstanding notes for new notes in the exchange offer, you will be required to make representations to us as described in “Exchange Offer — Procedures for Tendering — Your Representations to Us” in this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for outstanding notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of such new notes.
      We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes or a combination of the preceding methods of resale;

•	at market prices prevailing at the time of resale; and

•	at prices related to such prevailing market prices or negotiated prices.
      Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      For a period of 180 days after the completion of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.
LEGAL MATTERS
      The validity of the new notes offered in this exchange offer will be passed upon for us by Vinson & Elkins L.L.P.
EXPERTS
      The consolidated financial statements of Holly Energy Partners, L.P. as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 included in Form 8-K filed July 27, 2005 and incorporated in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon and incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports and other information with the SEC. For further information regarding us, you may desire to review reports and other information filed under the Exchange Act. Such reports and other information may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Copies can be obtained by mail at prescribed rates by writing to the public reference room mentioned above. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.
      The SEC maintains a web site on the Internet at http://www.sec.gov. Our periodic reports and other information filed by us with the SEC can be downloaded from the SEC’s web site and can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.
      Additionally, anyone who receives this prospectus may obtain a copy of the indenture governing the notes without charge by writing to Holly Energy Partners, L.P. at 100 Crescent Court, Suite 1600, Dallas, Texas 75201, Attention: Chief Financial Officer.
      To obtain timely delivery, you must request this information no later than October 14, 2005, which is five business days before the expiration of the offer.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      This prospectus incorporates business and financial information about us that is not included in or delivered with this prospectus. We hereby incorporate by reference in this prospectus:

•	the Annual Report on Form 10-K of Holly Energy Partners, L.P. for the year ended December 31, 2004, as filed with the SEC on February 24, 2005;

•	the Quarterly Report on Form 10-Q of Holly Energy Partners, L.P. for the quarter ended March 31, 2005, as filed with the SEC on May 5, 2005;

•	the Quarterly Report on Form 10-Q of Holly Energy Partners, L.P. for the quarter ended June 30, 2005, as filed with the SEC on August 4, 2005; and

•	the Current Reports on Form 8-K of Holly Energy Partners, L.P. as filed with the SEC on March 4, 2005, June 15, 2005, June 30, 2005, July 8, 2005, July 12, 2005, July 27, 2005 and August 8, 2005.
      All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of the prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the prospectus. For the avoidance of doubt, information furnished pursuant to Item 2.02 or 7.01 of any Current Report on Form 8-K shall not be deemed incorporated herein or otherwise to form a part hereof.

ANNEX A
LETTER OF TRANSMITTAL
TO TENDER
OUTSTANDING 6 1/4% SENIOR NOTES DUE 2015
OF
HOLLY ENERGY PARTNERS, L.P.
HOLLY ENERGY FINANCE CORP.
PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS DATED SEPTEMBER 22, 2005
THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON OCTOBER 21, 2005 (THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE ISSUERS.
The Exchange Agent for the Exchange Offer is:
U.S. Bank National Association
Corporate Trust Services
Attn. Specialized Finance Department
60 Livingston Avenue
St. Paul, Minnesota 55107
Telephone: (800) 934-6802
Facsimile: (651) 495-8158
      IF YOU WISH TO EXCHANGE CURRENTLY OUTSTANDING 6 1/4% SENIOR NOTES DUE 2015 (THE “OUTSTANDING NOTES”) FOR AN EQUAL AGGREGATE PRINCIPAL AMOUNT AT MATURITY OF NEW 6 1/4% SENIOR NOTES DUE 2015 PURSUANT TO THE EXCHANGE OFFER, YOU MUST VALIDLY TENDER (AND NOT WITHDRAW) OUTSTANDING NOTES TO THE EXCHANGE AGENT PRIOR TO 9:00 A.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE BY CAUSING AN AGENT’S MESSAGE TO BE RECEIVED BY THE EXCHANGE AGENT PRIOR TO SUCH TIME.

      The undersigned hereby acknowledges receipt of the Prospectus, dated September 22, 2005 (the “Prospectus”), of Holly Energy Partners, L.P. and Holly Energy Finance Corp. (the “Issuers”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Issuers’ offer (the “Exchange Offer”) to exchange the 6 1/4% Senior Notes due 2015 (the “New Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of the issued and outstanding 6 1/4% Senior Notes due 2015 (the “Outstanding Notes”). Capitalized terms used but not defined herein have the respective meanings given to them in the Prospectus.
      The Issuers reserve the right, at any time or from time to time, to extend the Exchange Offer at their discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. The Issuers shall notify the Exchange Agent orally or by written notice and each registered holder of the Outstanding Notes of any extension by press release prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.
      This Letter of Transmittal is to be used by holders of the Outstanding Notes. Tender of Outstanding Notes is to be made according to the Automated Tender Offer Program (“ATOP”) of the Depository Trust Company (“DTC”) pursuant to the procedures set forth in the prospectus under the caption “Exchange Offer — Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer generated message known as an “agent’s message” to the Exchange Agent for its acceptance. For you to validly tender your Outstanding notes in the Exchange Offer the Exchange Agent must receive prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your Outstanding Notes; and

•	You agree to be bound by the terms of this Letter of Transmittal.
BY USING THE ATOP PROCEDURES TO TENDER OUTSTANDING NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.
Ladies and Gentlemen:
      1.     By tendering Outstanding Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.
      2.     By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Outstanding Notes described above and will, upon request, execute and deliver any additional documents deemed by the Issuers to be necessary or desirable to complete the tender of Outstanding Notes.
      3.     You understand that the tender of the Outstanding Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between the undersigned and the Issuers as to the terms and conditions set forth in the Prospectus.
      4.     By tendering Outstanding Notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (available May 13, 1988), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the New Notes issued in exchange for the Outstanding Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act (other than a broker-dealer who purchased Outstanding Notes exchanged for such New Notes directly from the Issuers to resell pursuant to Rule 144A or any other available exemption under the Securities Act and any such holder that is an “affiliate” of the Issuers within the meaning of Rule 405 under the Securities Act), provided that such New Notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any other person to participate in, the distribution of such New Notes.
      5.     By tendering Outstanding Notes in the Exchange Offer, you hereby represent and warrant that:

a. the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the undersigned, whether or not you are the holder;

b. you have no arrangement or understanding with any person to participate in the distribution of Outstanding Notes or New Notes within the meaning of the Securities Act;

c. you are not an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Issuers;

d. if you are not a broker-dealer, that you are not engaged in, and do not intend to engage in, the distribution of the New Notes; and

e. if you are a broker-dealer, that you will receive the New Notes for your own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities and that you acknowledge that you will deliver a prospectus in connection with any resale of such New Notes.
      6.     You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreements (as defined below), elect to have your Outstanding Notes registered in the shelf registration statement described in the Registration Rights Agreements, dated as of February 28, 2005 and June 28, 2005 (the “Registration Rights Agreements”), by and among the Issuers, the Guarantors (as defined therein) and the Initial Purchasers (as defined therein). Such election may be made by notifying the Issuers in writing 100 Crescent Court, Suite 1600, Dallas, Texas 75201, Attention: General Counsel. By making such election, you agree, as a holder of Outstanding Notes participating in a shelf registration, to indemnify and hold harmless the Issuers, each of the directors of the Issuers, each of the officers of the Issuers who signs such shelf registration statement, each person who controls the Issuers within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and each other holder of Outstanding Notes, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to you furnished in writing by you or on your behalf expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreements, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreements is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreements.
      7.     If you are a broker-dealer that will receive New Notes for your own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge by tendering Outstanding Notes in the Exchange Offer that you will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. If you are a broker-dealer and Outstanding Notes held for your own account were not acquired as a result of market-making or other trading activities, such Outstanding Notes cannot be exchanged pursuant to the Exchange Offer.
      8.     Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER
1.     Book-Entry Confirmations.
      Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of Outstanding Notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as Agent’s Message and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 9:00 a.m., New York City time, on the Expiration Date.
2.     Partial Tenders.
      Tenders of Outstanding Notes will be accepted only in integral multiples of $1,000. The entire principal amount of Outstanding Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all Outstanding Notes is not tendered, then Outstanding Notes for the principal amount of Outstanding Notes not tendered and New Notes issued in exchange for any Outstanding Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Outstanding Notes are accepted for exchange.
3.     Validity of Tenders.
      All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Outstanding Notes will be determined by the Issuers, in their sole discretion, which determination will be final and binding. The Issuers reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuers, be unlawful. The Issuers also reserve the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Outstanding Notes. The Issuers’ interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Issuers shall determine. Although the Issuers intend to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither the Issuers, the Exchange Agent nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent promptly to the tendering holders via the facilities of DTC, following the Expiration Date.
4.     Waiver of Conditions.
      The Issuers reserve the absolute right to waive, in whole or part, up to the expiration of the Exchange Offer, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.
5.     No Conditional Tender.
      No alternative, conditional, irregular or contingent tender of Outstanding Notes will be accepted.
6.     Request for Assistance or Additional Copies.
      Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or fax number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

7.     Withdrawal.
      Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption “Exchange Offer — Withdrawal of Tenders.”
8.     No Guarantee of Late Delivery.
      There is no procedure for guarantee of late delivery in the Exchange Offer.
IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OUTSTANDING NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

Holly Energy Partners, L.P.
Holly Energy Finance Corp.
Offer to Exchange
Registered
$185,000,000 6 1/4% Senior Notes due 2015
for
Outstanding
$185,000,000 6 1/4% Senior Notes due 2015
        Until October 21, 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.